As Filed With the Securities and Exchange Commission on May 12, 2006
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN QUEEN MINING CO. LTD.
(Name of small business issuer in its charter)

British Columbia, Canada	1000	Not Applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

6411 Imperial Avenue
West Vancouver, British Columbia
V7W 2J5, Canada
(604) 921-7570
(Address and telephone number of principal executive offices and principal place of business)

(Name, address and telephone	With copies to:	And to:
number of agent for service)
	Golden Queen Mining Co. Ltd.	Morton & Company
Golden Queen Mining Co., Inc.	c/o H. Lutz Klingmann	Barristers & Solicitors
c/o Keith Gainey	President	c/o Edward L. Mayerhofer
3600 Far East Ave.	6411 Imperial Avenue	1200 - 750 West Pender Street
Mojave, California	West Vancouver, British	Vancouver, British Columbia
93501	Columbia	Canada
	Canada V7W 2J5	V6C 2T8
(661) 824-1054	(604) 921-7570	(604) 681-1194

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, offered by shareholders	7,200,000 common shares	$0.79	$5,688,000	$608.61
Common shares offered by shareholders on exercise of warrants	15,200,000 common shares	$0.79	$12,008,000	$1,284.85
TOTAL	22,400,000		$17,696,000	$1,893.47

(1)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the last sale on May 8, 2006 as reported on the Pink Sheets of $0.79.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[OUTSIDE FRONT COVER PAGE]

The information in this Prospectus is not complete and will be amended and completed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

Subject to Completion May 12, 2006

PROSPECTUS

22,400,000 SHARES OF

GOLDEN QUEEN MINING CO. LTD.

TO BE SOLD BY SHAREHOLDERS

The shareholders of Golden Queen Mining Co. Ltd. listed on page 7 under the caption "Selling Shareholders" may offer and sell, under this prospectus, up to 7,200,000 common shares, 7,200,000 common shares issuable pursuant to outstanding warrants expiring January 26, 2008, and 8,000,000 common shares issuable pursuant to outstanding warrants expiring on June 1, 2006. The selling shareholders may sell at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the common shares, however we will receive the proceeds from the exercise by the selling shareholders of the warrants.

Our common shares are listed on the Toronto Stock Exchange (TSX) and trade under the symbol “GQM”. On May 8, 2006, the last sale price of our common stock on the TSX was CAD$0.87 per share. Certain trading information on our common shares is also quoted on the Pink Sheets quotation service under the symbol “GQMNF”. On May 8, 2006, the last sale price of our common shares quoted on the Pink Sheets was US$0.79 per share.

YOU SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON SHARES, WHICH ARE DISCUSSED BEGINNING ON PAGE 3 OF THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS/FORWARD-LOOKING STATEMENTS."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

THE DATE OF THIS PROSPECTUS IS MAY 12, 2006

[INSIDE FRONT COVER PAGE]

SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should read the entire prospectus before making an investment decision.

Golden Queen Mining Co. Ltd.

We are a precious metals exploration company. Our key asset is our Soledad Mountain project, an advanced stage gold and silver exploration property. The Soledad Mountain project is located in the Mojave Mining District of Kern County, California. We acquired our initial interest in the property in 1986 and have since acquired additional property interests in the area. Presently the property on which the project is located consists of 2,500 acres, of which the project area consists of 1,228 acres.

Our primary objective is to develop the Soledad Mountain project into an operating gold and silver mine and we are dedicating almost all of our management and financial resources to this objective. We do not hold any other exploration or development stage mineral properties. Our current activities consist primarily of updating geological and mine design information, and obtaining an independent review and analysis of the legal and economic feasibility of the project, with the objective of obtaining a bankable feasibility study prior to the end of the 2006 calendar year. A bankable feasibility study was previously prepared in 1996 by M3 Engineering of Tucson, however due to changes in mine design, commodity prices, and mining laws, our management determined that an updated feasibility study would be required in order to finance the project, as well as to comply with certain regulatory requirements. Investors are cautioned that the project does not have a current feasibility study, and accordingly should not assume that the economic and legal feasibility of developing the project into a producing gold and silver mine has been established.

We were incorporated under the laws of the Province of British Columbia in November 1985. Our principal executive offices are located at 6411 Imperial Avenue, West Vancouver, British Columbia, Canada, and our telephone number is (604) 921-7570. We maintain a website at www.goldenqueen.com, however the information on that website does not form part of this prospectus.

We have a wholly owned subsidiary, Golden Queen Mining Company, Inc., a California corporation. The subsidiary holds our interests in the Soledad Mountain project.

We are required to file continuous reports on our financial and business affairs with the U.S. Securities Exchange Commission. These reports may be viewed at www.sec.gov. In addition to our obligations to file reports with the Securities and Exchange Commission, we are also a reporting company under the laws of the Canadian provinces of British Columbia, Ontario and Quebec. Our filings with the Canadian provincial securities commissions can be viewed at www.sedar.com.

The Offering

The selling shareholders may offer and sell all or any portion of the following shares:

i)	7,200,000 previously issued common shares.
ii)	7,200,000 common shares that may be issued on exercise of outstanding warrants expiring January 26, 2008, and
iii)	8,000,000 common shares that may be issued on exercise of outstanding warrants expiring June 1, 2006.

The shares may be offered and sold in one or more transactions through a variety of methods, including in ordinary market transactions at prevailing market prices or in privately negotiated transactions.

Golden Queen will not receive any of the proceeds from the sale of the common shares, however we will receive the proceeds from the exercise by the selling shareholders of the warrants.

As at May 8, 2006, we had 69,368,706 shares of our common shares issued and outstanding on our record books as maintained by our transfer agent. An aggregate of 16,504,348 shares are reserved for issuance upon the exercise of outstanding warrants and conversion of convertible notes, and 2,690,000 are reserved for issuance upon the exercise of outstanding stock options.

Use of Proceeds

We will not receive any of the proceeds from the sale of our common shares by the selling shareholders, however, we will receive the proceeds upon exercise of any of their 15,200,000 warrants. Because the timing of our receipt of the proceeds from the exercise of the warrants is uncertain, we have not allocated those funds to any particular use.

Summary Financial Information

The following table sets forth certain of our summary financial data. The data presented below has been derived from the audited and unaudited financial statements included elsewhere in this prospectus. You should read this information together with the financial statements and the notes to those statements and the information under "Management's Discussion and Analysis".

Consolidated Statement of Operations Data

	Year ended December 31, 2005 $ (Audited)	Year ended December 31, 2004 $ (Audited)
Revenues	Nil	Nil
General and Administrative Expenses	1,018,343	1,163,069
Asset impairment loss	682,687	345,766
Net loss for the period	(1,476,324)	(1,772,250)
Net loss per share(1)	(0.02)	(0.03)

(1)           Net loss per share is based on 60,846,130 and 59,895,891 weighted average common shares outstanding for Golden Queen for years ended December 31, 2005 and 2004 respectively.

Consolidated Balance sheet data

	As at December 31, 2005 $ (Audited)	As at December 31, 2004 $ (Audited)
Cash and cash equivalents	749,825	1,350,356
Working capital	244,705	953,049
Total assets	1,209,022	2,899,732
Current liabilities	551,509	441,454
Total liabilities	1,191,565	1,475,592
Total accumulated deficit	38,441,401	36,965,077

RISK FACTORS

The following is a brief discussion of those distinctive or special characteristics of our operations and industry which may have a material impact on, or constitute risk factors in respect of, our future financial performance and in respect of an investment in our company. These risk factors should be read in conjunction with disclosure on business and risks appearing in this document and elsewhere.

We do not have a current and independent report that confirms the existence of reserves on our Soledad Mountain property. If we are unable at independently confirm the existence of reserves on our property, we may not be able to establish a gold and silver mining operation on the property.

Although mineral resource figures included herein have been prepared, reviewed or verified by independent mining experts, these amounts are estimates only and no assurance can be given that an identified mineral resource will ever qualify as a commercially mineable ore body which can be legally and economically exploited. In order to establish and disclose the existence of reserves of gold and silver on our Soledad Mountain property in accordance with current regulatory requirements, we are required to obtain an independent feasibility study on the project.

Historical mineral reserve estimates, which were based on the report prepared by M3 in 1998, have been retracted by our management on the basis that they are out of date and not supported by a current technical report prepared in accordance with Canadian regulatory requirements. Accordingly there is presently no current, independent, technical report on the project confirming the existence of reserves based on current information, including current prices for gold and silver, mining regulations, and mining technology. Without a current independent feasibility study, we will not be able to make a production decision.

Feasibility studies are used to determine the economic viability of a deposit. Many factors are involved in the determination of the economic viability of a deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries, capital and operating cost estimates and the estimate of future gold and silver prices. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, ground and mining conditions, expected recovery rates of gold and silver from the ore and anticipated environmental and regulatory compliance costs. Each of these factors involves uncertainties and as a result, we cannot give any assurance that our Soledad Mountain project will become an operating mine.

We must conclude our analysis of permitting requirements and ensure compliance with mining laws and regulations in the State of California.

The State of California introduced backfilling requirements for certain types of open pit, metal mines in December 2002. We are presently updating our assessment of property reclamation requirements and costs in order to comply with California State mining laws and regulations. The cost of compliance with current mine reclamation requirements is presently unclear and may however have a significant impact on the results of a feasibility study on the property.

As we are in the exploration stage, we have no revenues from operations and will continue to incur losses from operations for the foreseeable future.

We do not generate any revenues from operations and have funded all of our activities through a combination of debt and equity financing. As a result we have incurred accumulated losses from inception through December 31, 2005 of $37,816,188. Losses from operations will continue unless we are successful at establishing a mining operation that can be operated economically.

We require ongoing equity financing in order to continue our present activities. We may require further equity financing in the future, however there is no assurance that we will be successful at raising funds on terms that are acceptable to us.

At December 31, 2005, we held $749,825 in cash and cash equivalents, and subsequently completed an equity financing of $3,000,000 in January of 2006. We historically have relied on the sale of our common shares or securities convertible into our common shares in order to finance ongoing operations. We cannot be certain of whether or not additional funding will be available through the sale of our common shares either on exercise of warrants by existing warrant holders or through new investors. To the extent that we cannot raise additional funding for our current level of operations, we will have to reduce operations and place the project on hold.

We will require significant additional funding prior to establishing a mining operation. Mine financing may not be available on terms acceptable to us, or at all, in which case we cannot proceed to the development or production stage.

We will need significant additional financing to establish a mining operation, which management currently estimates could be as high as $55 million. There are various methods of financing mine development, including bank financing, equity financing, advance sales of production, joint venture and other methods. We cannot be assured that any mine financing will be available to us, or that financing terms will be acceptable to us. We presently have no commitment for financing the development of a mining operation. Whether and to what extent project financing can be secured will depend on a number of factors, not the least of which are gold and silver prices.

Our ability to obtain mine financing is likely dependant on the price of gold and silver remaining at current levels, which, given historical fluctuations, can vary significantly.

Project financing depends on current price levels for gold and silver being sustained in the foreseeable future. The current price levels of gold and silver have not been attained since the early 1980’s and there is no guarantee that prices will remain at the current high levels. Gold prices historically have fluctuated widely and are affected by numerous factors outside of our control including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, levels of gold production, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the US dollar (the currency in which the price of gold is generally quoted), interest rates and global or regional political or economic events.

The following table summarizes the historical prices for gold and silver as at the closing dates noted, based on the p.m. London Fix Prices:

Date	Gold	Silver
May 8, 2006	$682.00	$13.850
January 3, 2006	530.00	9.040
January 4, 2005	427.75	6.390
January 2, 2004	415.25	5.985
January 3, 2000	281.50	5.302
January 6, 1997	358.50	4.660

Our property acquisition agreements relating to the Soledad Mountain project are not in good standing due to missed payments. We will need to bring current or renegotiate many of these agreements, failing which we may face losing our interests in the project, or may incur significant increased costs associated with acquiring the property.

We are technically in default of certain mineral property acquisition agreements with various landowners of the Soledad Mountain property. We are continuously monitoring the status of these defaults and negotiating with key landowners in order to protect our interests in the property. There can however be no assurance that we will continue to be able to retain our interests in the property through negotiations with landowners, or that the cost of retaining our interest will not significantly increase as a result of those negotiations. The future of the project is dependant upon maintaining control of the property. Without land and mineral rights, we have no basis for continuing with our activities. While each and every property has its own value and unique purpose in the overall mine plan, the feasibility of the project will depend on our ability to maintain control of the property as a whole. Our failure to keep property agreements in good standing may result in a loss of control, which, if material to the project, would prevent us from development of the project.

We rely extensively on the services of our President, Mr. Lutz Klingmann, who has considerable current knowledge of our operations, including the Soledad Mountain project, and the loss of his services would likely result in delay and cost associated with acquiring and training additional management.

Since 2002, Mr. Lutz Klingmann, our President, has been largely responsible for most of the operations of our company, including operations on our Soledad Mountain project. The success of the operations on the Soledad Mountain project as currently envisioned by management is dependent to a significant extent on the efforts and abilities of Mr. Klingmann. Investors must be willing to rely to a significant extent on management’s discretion and judgment. We do not maintain key employee insurance on Mr. Klingmann and the loss of his services would likely have an adverse affect on our operations and plan, until such time as a replacement can be located and brought current on our plans and operations.

The notes to our financial statements raise the issue of our ability to continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.

We have had no revenues from operations since inception, and have a deficit of $38,441,401 accumulated during the exploration stage. In addition we have significant ongoing costs associated with ongoing operations and advancing the project that we are presently funding primarily through the sale of our common shares. Our ability to obtain financing for ongoing activities and maintain solvency or to fund a mining operation, is dependent on equity market conditions, the market for precious metals, the willingness of other parties to lend us money or the ability to find a joint venture partner. There can be no assurance that we will be successful at raising these funds, which in turn raises substantial doubt about our ability to continue as a going concern. The report from our independent registered public accounting firm on the December 31, 2005 consolidated financial statements includes an explanatory paragraph describing the issue.

Risks and Contingencies Associated with the Mining Industry Generally

In addition to the risks noted above, we are subject to all of the risks inherent in the mining industry, including environmental risks, fluctuating metals prices, industrial accidents, labor disputes, unusual or unexpected geologic formations, cave-ins, flooding, earth quakes and periodic interruptions due to inclement weather. These risks could result in damage to, or destruction of, production facilities, personal injury, environmental damage, delays, monetary losses and legal liability. Although we maintain or can be expected to maintain insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available at economically feasible premiums. Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from production activities) is not generally available to us or other companies in the mining industry. If subjected to environmental liabilities, the payment of such liabilities would reduce our available funds. If we are unable to fund fully the cost of remedying an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of remedial activities.

Our directors are ordinarily resident outside of the United States and accordingly it may be difficult to effect service of process on them, or to enforce any legal judgment against them.

All of our directors, Edward G. Thompson, Chester Shynkaryk, Gordon C. Gutrath, and H. Lutz Klingmann are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon these directors, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the United States securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such directors predicated solely upon such civil liabilities.

Because our common shares will likely trade at prices below $5.00 per share, and because we will not be listed on a national U.S. exchange, there are additional regulations imposed on U.S. broker-dealers trading in our shares that may make it more difficult for you to resell our shares through a U.S. broker-dealer.

Because of U.S. rules that apply to shares with a market price of less than $5.00 per share, known as the “penny stock rules”, investors in this offering will find it more difficult to sell their securities in the through a U.S. broker dealer. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements all of which apply only as of the date of this prospectus. We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "believes", "plans", "expects", "future", "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Forward looking statements include expectations as to the price of gold and silver, the ability to develop the project into a mining operation, and the ability to obtain ongoing financing, among a number of other forward looking statements contained herein. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common shares by the selling shareholders, however, we will receive the proceeds upon exercise of any of their 15,200,000 warrants. Because the timing of our receipt of the proceeds from the exercise of the warrants is uncertain, we have not allocated those funds to any particular use.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders and information as to their share ownership and shares which may be offered for sale pursuant to this prospectus. Because the selling shareholders may sell all or part of the share of common shares offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders. The offered common shares may be offered from time to time by each of the selling shareholders named below. However, the selling shareholders are under no obligation to sell all or any portion of the common shares offered, neither are the selling shareholders obligated to sell such common shares immediately under this prospectus. Particular selling shareholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. The selling shareholders may also sell their shares under Rule 144 while this offering is effective.

Name of Selling	Number of Shares	Maximum	Number of	Percentage of
Shareholder	Beneficially	Number of Shares	Shares	Shares
	Owned Prior to the	being Offered	Beneficially	Beneficially
	Offering(4)		Owned After the	Owned After the
			Offering	Offering(1)
Sprott Securities	14,400,000(2)	14,400,000	0	0
Landon T. Clay	14,619,572(2)	3,000,000	11,619,572	16.1
David Lu (3)	2,669,564(2)	900,000	1,769,564	2.5
Jonathan P. Schwartz	2,321,456(2)	500,000	1,821,456	2.5
Peter Mowchenson	100,000 (2)	50,000	50,000	Less than 1%
Isak Salti	200,000 (2)	100,000	100,000	Less than 1%
RAB Capital Limited	4,040,000 (2)	2,000,000	2,040,000	2.9
Gabelli Gold Fund	2,000,000 (2)	1,000,000	1,000,000	1.4
Douglas B. Johnson	400,000 (2)	200,000	200,000	Less than 1%
Alan Phillips	100,000 (2)	50,000	50,000	Less than 1%
Europlan Trust Company Limited	400,000 (2)	200,000	200,000	Less than 1%
TOTAL	41,250,592	22,400,000	18,850,592	27.5%

(1)	Based on the total issued and outstanding shares as at May 8, 2006 of 69,368,706 shares.
(2)	Based on the shareholder record maintained by Golden Queen’s transfer agent, and on insider reports filed with U.S. or Canadian securities regulators.
(3)	Includes shares held by Hedonic Capital LLCA company controlled by David Lu.
(4)	Includes securities that may be converted or exercised into common shares within the next 60 days.

PLAN OF DISTRIBUTION

The sale of the common shares covered by this prospectus may be effected directly to purchasers by the selling shareholders from time to time on the Toronto Stock Exchange or through broker dealers posting trade information on the Pink Sheets quotation service, in either event at prevailing market prices. The resale may also be made in a privately negotiated transaction. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the common shares as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resales by that broker or dealer for its own account pursuant to this prospectus; (c) an over-the-counter sale in accordance with the rules applicable to such sales; (d) in ordinary brokerage transactions or transactions in which the broker solicits purchasers; (e) in transactions otherwise than on any stock exchange or in the over-the-counter market, including privately negotiated transactions; and (f) pursuant to Rule 144. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder, or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders, and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

BUSINESS

Glossary

Certain terms used in this section are described below.

Advance minimum royalty - Payment made before the start of commercial production under a property agreement. Advance minimum royalties are usually, but not always, credited against production royalties.

Ag – The chemical symbol for silver.

Au – The chemical symbol for gold.

Development stage - Includes all mining companies engaged in the preparation of a deposit with reserves for production and which are not in the production stage.

Exploration stage - Includes all mining companies engaged in the search for or explorations of mineral deposits, which are not in either the development or production stage.

Production stage - Includes all mining companies engaged in the exploitation of a mineral deposit with reserves.

Fault or faulting - A fracture in the earth’s crust caused by tectonic forces, accompanied by displacement along the fracture.

Grade - A term used to assign value to resources and reserves, such as troy ounces per ton (oz/ton) or gram per tonne (g/t). Grades are reported both in Imperial and SI units in this Form 10-KSB.

Heap leaching – A process for extracting gold and/or silver, which typically allows dilute cyanide solutions to percolate through crushed ore heaped on an impervious pad to dissolve the gold and/or silver.

Kriging - A geostatistical method used to assign grades to mineral resource and mineral reserve model blocks.

Mineral deposit - A mineral deposit is a mineralized body, which has been intersected by a sufficient number of drill holes or by underground workings to give an estimate of grade(s) of metal(s) to warrant further exploration or development. A mineral deposit does not qualify as a commercially viable deposit with reserves under standards set by the Securities and Exchange Commission until a final, comprehensive, economic, technical and legal feasibility study has been completed.

Mineral Reserve - A mineral reserve is the economically mineable part of an indicated or measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined. mineral reserves are sub-divided in order of increasing confidence into probable mineral reserves and proven mineral reserves.

Mineral Resource - is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral resources are sub-divided, in order of increasing geological confidence, into inferred, indicated and measured categories, which are more particularly described as follows:

  Inferred Mineral Resource - is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

  Indicated Mineral Resource - is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.
  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

  Measured Mineral Resource - is that part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Ore - A natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit or from which some part may be profitably separated.

Stripping ratio - The quantity of waste rock in tons removed to allow the mining of one ton of ore in an open pit.

Volcanics - Rock composed of clasts or pieces that are of volcanic composition.

General Development of Business

Our sole project is our advanced stage gold and silver mineral property known as the Soledad Mountain project. The project is located just south of Mojave in Kern County, in southern California, and has been the subject of extensive historical and recent gold and silver mineral exploration activities. Our present objective is to obtain an independent feasibility study on the project in order to move into the development and production stages.

We acquired our initial interest in the Soledad Mountain project in 1985 and have since added to our holdings in the area. Work on the project is done through our wholly owned subsidiary, Golden Queen Mining Company, Inc., a California corporation.

Between 1988 and 1999 we conducted exploration activities for gold and silver on the project as well as extensive engineering work. M3 Engineering and Technology Corp. of Tucson, Arizona completed a feasibility study for the Project in 1998 with gold and silver prices of $350 per ounce and $5.50 per ounce respectively. We did additional drilling and underground sampling in 1998 and 1999.

We previously expected to begin producing gold and silver from the project during the second half of 1998, based on the M3 feasibility study subject to obtaining all required permits. Because of relatively low gold prices in the late 1990’s and in the early 2000’s, however, we were not able to obtain production financing and the Project was therefore put on hold in late 2000. Employees were laid off and costs were reduced to the minimum required to maintain our interest in the property. The major landowners agreed to a 3-year moratorium on property payments or until the price of gold improved. We recorded an asset impairment loss of $28,547,592 for the year ended December 31, 2000 and this asset impairment loss reduced the carrying value of fixed assets, mineral properties, and other assets to their estimated net realizable value. Efforts to develop the project remained on hold from 2001 to 2005. For the years ended December 31, 2004 and 2005 we recorded further asset impairment losses of $345,766 and $682,687, reflecting the lack of mine financing that would permit the assets to be employed for their intended use.

In order to update the prospects for the development of the project, we initiated a detailed review of the project in mid-2002 to identify new approaches that would reduce both the capital cost to the start of production and future operating costs. The review was supported and complimented by a substantial amount of work done by independent engineers and contractors. The review was documented and compiled into an in-house report to assist management in determining the prospects for development of the project using updated gold and silver prices and this work was completed in September 2005. We engaged SRK Consulting (U.S.), Inc., of Lakewood, Colorado in 2005 to prepare a technical report to validate and confirm the mineral resource estimates in compliance with National Instrument 43-101, being the Canadian regulation that governs the disclosure of technical information by natural resource companies, and this technical report was released on March 6, 2006. The report discloses updated mineral resource estimates that are consistent with past estimates, as set out in more detail below.

We have also engaged SRK to prepare a further National Instrument 43-101 compliant technical report to assess the presence of mineral reserves. Past reserve estimates, which were based on the report prepared by M3 in 1998, have been retracted by us on the basis that they are out of date and not supported by a current, independent technical report. Past disclosure of mineral reserve estimates should accordingly not be relied upon.

There are a number of risks associated with the Soledad Mountain project and readers are urged to consider the risks set out under the heading “Risk Factors” and elsewhere in this prospectus, as well as and possible other risks, in order to obtain an understanding of the project.

Location and Access

The Soledad Mountain project is located in Kern County, southern California, and takes its name from the prominent mountain south of Mojave. A location map is shown below as Figure 1. Los Angeles is about 70 miles south of Mojave, and the metropolitan areas of Lancaster and Palmdale are approximately 20 miles south via Highway 14. The project is within the Mojave Mining District along with the nearby Cactus Gold Mine, Standard Hill Mine and Tropico Mine. Access to the site is from State Route 14 and Silver Queen Road, an existing paved County road.

A discussion of our land ownership status is provided below under the heading “Description of the Property”.

Project Background

Gold mining on Soledad Mountain dates back to the late 19th century. The largest producer in the area was a syndicate managed by Gold Fields America Development Co. (Gold Fields), a subsidiary of Consolidated Gold Fields of South Africa. This syndicate operated an underground mine and mill on the property from 1935 to 1942, when the mine was forced to close by War Production Board Order L-208. Production after the war was minimal, as costs had increased while the price of gold remained fixed at $35 per ounce until 1973.

FIGURE 1

Soledad Mountain Claims Location Map

Exploration & Mineral Resource Estimate

The Soledad Mountain mineral deposit is hosted in a volcanic sequence of rhyolite porphyries, quartz latites and bedded pyroclastics that occur on a large dome-shaped feature, called Soledad Mountain, along the margins of a collapsed caldera. Higher grade precious metal mineralization is associated with steeply dipping, epithermal veins, which occupy faults and fracture zones that cross cut the rock units and generally trend northwest. The veins are contained within siliceous envelopes of lower grade mineralization that forms the bulk of the mineral resource.

The primary rock types that occur are rhyolite porphyry and flow-banded rhyolite, quartz latite porphyry, pyroclastics and siliceous vein material. The rock types will be found in different areas and phases of the open pit. Little or no clay occurs in any of the rocks and the rocks contain upwards of 80 % silicone (Si) as silicone oxide (SiO2). Rhyolite porphyry and flow-banded rhyolite were grouped as a single rock type for the metallurgical test work and management expects that if the project is placed into production, three primary rock types will be mined and processed at various times through the life of the mine.

Extensive programs of mapping, diamond drilling, reverse-circulation drilling and underground diamond drilling and channel sampling were carried out on the property between 1985 and 1999. Company geologists and engineers managed these programs. The geological database today includes the results of exploration done on the property by Rosario Exploration and Shell/Billiton and the crosscut assay data recorded on linens by a mining syndicate managed by Gold Fields between 1933 and 1942. The database contains 71,325 samples, generated from over 113,593 meters (372,649 feet) of drilling and sampling of underground crosscuts.

Ore zones were shaped manually by company geologists to define continuity with a low-grade cutoff grade of 0.274 grams per tonne (g/t) of gold equivalent (AuEq) (0.008 ounces per ton AuEq). Prices for gold and silver of $325.00 per ounce and $6.00 per ounce and recoveries for gold and silver of 78.0% and 60.0% respectively were used to calculate the gold-equivalent cutoff grade for this purpose.

Mineral Resources Development, Inc. (“MRDI”), of San Mateo, California, completed a detailed due diligence review of the procedures used by the company between 1998 and 2000. This work involved statistical analyses, the evaluation of grade capping, the design of appropriate kriging techniques and setting criteria for the classification of resources. MRDI submitted a final report with recommendations in May of 2000.

SRK and AMEC E&C Services, Inc. (AMEC acquired MRDI in 2000) did an exhaustive review of the database information and this included the MRDI recommendations from 2000 and audited the geological model over a period of five months in late 2005 and early 2006. Linear kriging was used to estimate gold and silver grades for all blocks in the model. SRK completed work on the NI 43-101 compliant Technical Report in early March 2006.

Mineral resources were classified as follows:

Measured – first drill hole or crosscut within 21 meters (70 feet) and a second drill hole or crosscut within 30 meters (100 feet).

Indicated - first drill hole or crosscut within 43 meters (140 feet) and a second drill hole or crosscut within 61 meters (200 feet).

Inferred – everything beyond Measured and Indicated, but with two drill holes or cross-cuts within 91 meters (300 feet) and this is more restrictive than the MRDI recommendation from 2000.

Note that mineral resources are not mineral reserves and do not have demonstrated economic viability.

Cautionary note to US Investors concerning estimates of measured or indicated resources: This section uses the terms “Measured Resources” and “Indicated Resources”. We advise US investors that while those terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of the material in the resource categories will ever be converted into mineral reserves.

Soledad Mountain Project - Measured & Indicated Mineral Resources

			Grade
			AuEq		Gold		Silver
Category	t	ton	g/t	oz/ton	g/t	oz/ton	g/t	oz/ton
Measured	39,720,000	43,692,000	1.118	0.033	0.926	0.027	14.86	0.43
Indicated	50,774,000	55,851,000	0.789	0.023	0.603	0.018	11.47	0.33
Total & Average	90,494,000	99,543,000	0.912	0.027	0.744	0.022	12.96	0.38

Cautionary note to US Investors concerning estimates of inferred resources: This section uses the term “Inferred Resources.” We advise US investors that while this term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. Inferred Resources have great uncertainty as to their existence, and great uncertainty as to the economic and legal feasibility of exploiting these in a mining operation. It cannot be assumed that any part or all of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of an Inferred Mineral Resource may not form the basis of pre-feasibility or feasibility studies except in rare cases. Investors are cautioned not to assume that any part or all of an Inferred Mineral Resource exists or is economically or legally mineable.

Soledad Mountain Project - Inferred Mineral Resources

			Grade
			AuEq		Gold		Silver
Category	t	ton	g/t	oz/ton	g/t	oz/ton	g/t	oz/ton
Inferred	32,073,000	35,280,000	0.634	0.019	0.497	0.015	10.84	0.32

Notes:

1.	ton (ton) = 0.9072 metric tons (tonnes (t)) oz/ton = ounces per ton g/t = grams per tonne
2.	AuEq is the gold-equivalent grade, which is calculated as follows: AuEq g/t = Au g/t + {(Ag/R1 )xR2 } g/t where

R1 = Au price in $/oz/Ag price in $/oz; R2 = Ag recovery in %/Au recovery in % and prices and recoveries used in the calculations are $450.00/oz and $7.50/oz for gold and silver and 78.0% and 60.0% for gold and silver respectively.

3.	Ore zones were shaped manually with a cutoff grade of 0.274 g/t (0.008 oz/ton) AuEq.
4.	The mineral resources were calculated with a cutoff grade of 0.274 g/t (0.008 oz/ton) AuEq.

Infill Drilling Program

We have prepared a drilling program with 40 drill holes and 7,200m (23,500ft) of drilling, designed to test a portion of the material classified as Inferred within pit shells constructed in 2000. SRK concurs in their technical report that strategically targeted drilling could upgrade a significant portion of the Inferred to the Measured or Indicated categories.

Historic Mineral Reserve Estimates

Past mineral reserve estimates, which were based on the report prepared by M3 in 1998, have been retracted on the basis that they are out of date and not supported by a current, independent, technical report. Past disclosure of mineral reserve estimates should accordingly not be relied upon. We have recently engaged SRK to prepare a technical report to assess the presence of mineral reserves. Investors are cautioned not to assume that mineral reserves exist that will be economically or legally mineable.

Exploration Potential

Additional geological targets have been identified on the property. These targets are generally peripheral (east, south and west) to the currently defined mineral resource. In the east, two additional zones of quartz stringer veins have been mapped in the hanging wall of the Karma/Ajax vein system. Toward the south, an extension of the Silver Queen vein system is open and additional vein splits have been mapped on surface. Also, an extension of the Golden Queen vein system appears to be offset by an east-west trending fault. Initial drill results indicate widths of 8 m with good gold and silver grades.

The exploration work to date has focused on known fault/vein structures central to the deposit. The host volcanics associated with the mineralization on the property extend further to the south and have not been fully evaluated. Further, anomalous gold values have also been found in the low volcanic hills that protrude from the valley floor to the northwest of the property.

The continuity of mineralization at depth remains untested.

A number of the geological targets have been selected for further exploration and this will depend upon the availability of funds.

Open Pit Operation

Mintec, Inc. (“Mintec”), Tucson, Arizona prepared an open pit design in 2000 with the assistance of the company staff, resulting in a mine design report dated July 2000. Gold and silver prices of $300 per ounce and $5.50 per ounce respectively were used to develop an ultimate open pit shell with standard modeling techniques. A total of seven mining phases were defined within this shell. Detailed waste rock removal and ore production schedules and a waste rock disposal plan were prepared. Mintec indicated that the approach used to develop the deposit model is adequate to take dilution into account for mine planning purposes. Our company staff used the open pit design done in 2000 in its recent study on the prospects for the development of the project, which was completed in September 2005.

Slope stability analyses were done in 1995 and these included analyses with the ultimate slopes subjected to a maximum, credible earthquake acceleration of 0.297g. An ultimate slope angle of 55o was recommended with indications that the ultimate slope angle could be safely increased to 63.4 o. Five diamond drill holes were drilled in 1997 specifically to obtain rock strength parameters for further slope stability analyses. An independent consulting engineer did these analyses and confirmed the ultimate slope angle of 55o. An ultimate slope angle of 50o was used in the open pit design done by Mintec in 2000.

The operation as presently proposed by us will be an open pit operation and it is expected that mining operations would be conducted directly by us. An independent consulting engineer determined detailed equipment requirements and two major equipment provided lease financing proposals. The mine operating costs were determined in-house.

Ore-from-waste separation will require special attention to ensure that overall grade projections are met.

Ground water has been reported only in the deeper historic underground mine openings and no seepage of water into the open pit is expected. Underground mine openings will be encountered from time-to-time during open pit mining and this will be allowed for in the detailed mine planning.

The open pit design done in 2000, accepted a loaded downhill ore haul to the crushing-screening plant for the life of the mine. The intent is now to replace the trucks with a pipe conveyor for conveying the ore to the crushing-screening plant with a possible significant reduction in both mine capital and operating costs.

Pipe conveyor technology is well proven in practice with upwards of 200 installations in Europe. Regenerative braking is typically used in all loaded downhill applications and the power generated would provide a small portion of the power required elsewhere in the project.

Koch Transporttechnik Ges.m.b.H. of Vienna, Austria has submitted a proposal for a pipe conveyor for the project based upon a site layout prepared by the Company’s management in 2003. Detailed engineering for the fabrication and installation of the pipe conveyor remains to be completed.

Detailed planning and engineering design to confirm the feasibility of using a pipe conveyor to convey the ore will be considered as part of an independent report on the feasibility of the development of the project.

The development of a mine on the Property requires confirmation of the existence of mineral reserves and the ability to finance the project. There is no guarantee that the project will be economically viable, or if viable, that we can successfully develop the project.

MINERALOGY, PROCESS DEVELOPMENT & FLOW SHEET

Studies done show that gold is present as native gold and electrum ranging in size from less than 10 microns to greater than 150 microns. An analysis of the electrum indicates a silver content of up to 25%. Silver is also present as acanthite (Ag2S) with some native silver, pyrargyrite (3Ag2S.Sb2S3) and polybasite (9Ag2S.Sb2S32S3). Multi-element x-ray fluorescence analyses show only trace quantities of mercury.

Test work done on Soledad Mountain ores from 1989 to 2005 shows that these ores are readily amenable to heap leaching provided the ore is crushed and/or ground to relatively small sizes. Gold and silver recoveries of 78.0% and 60.0% respectively and a range of parameters required to design a heap leach operation, such as agglomerate strength, percolation rates under load and the consumption of cyanide and other reagents, were determined.

It was proposed to crush and screen ore to 100% - 8mesh or 100% - 2.37mm and a four-stage crushing and screening plant using vertical shaft impact crushers in the third and fourth crushing stages was designed by M3 for the Project in 1998. A review done by our management in 2002 provided new insights into the historic test results. An alternative flow sheet was developed for the project in late 2002, based upon the use of a high-pressure grinding roll (“HPGR”). In consultation with an independent engineering firm experienced in HPGR design, we prepared a detailed flow sheet for the project based on an HPGR.

Confirmation HPGR tests were required to provide the following:

  The design parameters to both size the equipment and determine the motor sizes for the HPGR;
  The target particle size distributions for the full-scale operation and
  Information to finalize the flow sheet, e.g. the need to recycle edge material.

Samples of rhyolite ore and quartz latite ore were collected for the HPGR tests in July 2003 and in March 2004 respectively. The samples were crushed to 100% passing 32 mm and 35 mm respectively by a metallurgical laboratory in Nevada. The samples were shipped by airfreight to two HPGR manufacturers in Germany where the actual HPGR tests were done. The crushed samples were returned to the laboratory in Nevada for confirmation leach test work. The following conclusions were drawn based upon the results of bottle roll and column leach tests:

  Recoveries are higher with longer leach times and this confirms the historic findings;
  Recoveries increase with an increase in fineness of the crushed product and this effect is especially pronounced for silver and
  Recoveries for the HPGR products are consistently higher and extraction rates are faster than those obtained from conventional crusher products – the evidence is that this is due to penetration of leach solution into micro-cracks that are created by the high specific press force applied to the ore particles in the HPGR.

Company’s management estimates the following recoveries based upon the results of column leach tests:

Primary Rock Types	Proportion	Gold	Silver
	%	%	%
Pyroclastics Quartz Latite Rhyolite Undefined	10.5 21.3 68.1 0.1	80.8 90.4 79.5 Not Included	55.0 60.0 50.0 Not Included
Total & Average	100.0	81.9	52.6

Tests were done on the residues from two of the column leach tests to determine the percolation rates under load and the results of these tests were used to design the heap and confirm the height of the heap in the heap leach operation.

The test work shows that the HPGR is expected to have distinct advantages over conventional crushing and screening to size and prepare particles for heap leaching in this particular application. The indicated benefits of using the HPGR will be:

  Higher recoveries in the heap leach operation due to micro-cracks in the ore particles;
  Faster extraction rates;
  Stronger agglomerates due to a more favorable overall particle size distribution;
  Substantially lower capital costs than a conventional crushing - screening plant;
  Manageable dust control as fewer pieces of equipment are required for the duty;
  Lower energy consumption and thus lower operating costs and
  Exceptional circuit flexibility that will readily permit future upgrades such as a finer HPGR feed size or the recycle of edge product.

A technical paper entitled “Flow Sheet Development And Benefits Of The HPGR” was presented at the RANDOL conference held in Perth, Australia in late-August 2005.

An independent consulting engineering firm did the design of the crushing-screening plant and this includes the HPGR and prepared the capital cost estimate for the construction of the plant. The detailed design of the commercial HPGR has also been completed.

Gold and silver are typically recovered in a heap leach operation by dissolution in a dilute cyanide solution and then by precipitation with zinc or adsorption on activated carbon. The zinc precipitation process, referred to as the Merrill-Crowe process after its developers, is used to recover gold and silver when the silver to gold ratio in solution is greater than 10 to 1. The silver to gold ratio is expected to average 15:1 for the Project and a Merrill-Crowe precipitation plant will therefore be required. In the Merrill-Crowe process, zinc dust is metered into the deaerated, pregnant solution and gold and silver are precipitated as micron-sized, metallic particles. The precipitate is dried, mixed with selected fluxes and melted in an induction furnace. The molten mix of gold and silver, i.e. the dorè, is poured into molds. The dorè is cooled, cleaned and shipped to a commercial refinery where gold and silver bullion are produced for final sale.

The Merrill-Crowe process is highly efficient and recoveries in commercial plant typically range upwards of 98%.

Cyanide will be used in the process to extract gold and silver. Very extensive procedures will be put in place to protect the workers and the environment. The cyanide will be received in a dissolved form by truck directly from the manufacturer. The liquid will be pumped to a storage tank on site and from there to the process. The cyanide will no longer be stored on site in a solid form and mixed on site and this was always a concern in other operations.

Independent consulting engineeing firms did detailed designs and prepared the capital and operating cost estimates for a Merrill-Crowe plant and this includes the refinery and for an analytical laboratory for the project.

The Heap Leach Pad And The Heap

The project’s heap leach facility has been designed for zero discharge. The design contemplates that the first leach pad to be constructed, the Phase 1 pad, will be located on the northern side of Soledad Mountain. A second leach pad, the Phase 2 pad, will be located on the western side of Soledad Mountain if required. The Phase 1 pad will be a dedicated pad, i.e. ore will be stacked, leached, rinsed and left in place on the pad for final reclamation unless the leached and rinsed residues can be sold as aggregate. The following are the design criteria for the Phase 1 pad:

  The pad has been designed as a permanent, single-use pad
  Dry specific weight of agglomerated ore is 1.37t/m3 (85.5lb/ft3)
  Maximum heap height is 60m (nominally 200ft)
  Lift height is 10m (nominally 33ft)
  The nominal angle of repose of the agglomerated ore is 2.0H:1.0V
  Slopes are 2.5H:1.0V on the north and west sides and 2.0H:1.0V on the south and east sides
  Nominal capacity of the pad is 46.2million t
  The heap to be constructed in 2 stages, viz. Stage 1 and Stage 2 and each stage to be divided into 2 hydraulically isolated zones, viz. Zone 1 and Zone 2 for a total of 4 zones

The Phase 1 pad will be lined with a composite liner consisting of a compacted soil liner and a geomembrane. The geomembrane will in turn be covered and protected by 45 cm of a crushed liner protection fill that will act as a drainage layer. A network of perforated pipes will be installed in the liner protection fill. Solution will drain by gravity to a pump box and will be pumped to the Merrill-Crowe plant where gold and silver will be extracted from the pregnant solution. The barren solution will be pumped to the heap with vertical turbine pumps and drip emitters will be used on the heap to limit evaporation losses.

An independent consulting engineering firm did a detailed site investigation in the area where the heap leach pad will be constructed, in October 2004. A detailed estimate of construction quantities has been completed.

The design of the heap leach pad meets all applicable regulatory requirements.

An independent consulting engineering firm did the heap leach stacking study and prepared capital and operating cost estimates for the conveying and stacking system.

Services

The Project is located approximately 8 km (5 miles) south of Mojave. The metropolitan areas of Lancaster/Palmdale and Los Angeles lie approximately 48 km (30 miles) and 110 km (70 miles) further to the south. Access to site is from State Route 14 and Silver Queen Road, an existing paved County road. The Union Pacific/Southern Pacific railroad line runs parallel to and just east of State Route 14. Services such as a hospital, ambulance, fire-protection, garbage and hazardous waste disposal, schools, motels and housing, shopping, airport and recreation are available in Mojave and its surroundings. Telephone service is currently available on site.

Water Supply

A water supply will be required for the heap leach operation and it is expected that groundwater will be used.

A detailed evaluation of the available groundwater was done in 1996. As many as 35 wells have been drilled in the greater project area in the past. Records for some of these wells plus step rate test data from production well #1 drilled by us indicate that, initially, two production wells can provide the maximum estimated water requirement of 147.6m 3/h (650gal/min). Production well #1 is located approximately 1km north of the project. A second production well has been drilled approximately 300m (1,000ft) north of well #1 and cased and tested and a third production well can be drilled if required in the future.

A water sample taken from production well #1 and from three monitoring wells on site indicated that groundwater could be used in the heap leach process without pre-treatment.

An independent consulting engineering firm did the design and prepared capital and operating cost estimates for the water supply and the process water and firewater distribution systems.

Power Supply

It is expected that power for the project will be supplied by a local utility via a 12.5 kV power line that has been constructed to the property boundary.

An independent consulting engineering firm did a detailed motor list and estimated the power consumption for a commercial heap leach operation and did a capital cost estimate for power supply and distribution.

Offices & Workshop/Warehouse

The detailed designs and capital costs estimates for all services required for a mining operation such as an office, workshop and warehouse and diesel fuel and gasoline storage have been completed.

Project Management & Operating Manpower

A management team will be assembled in Mojave to manage the project. The projected manpower is 28 salaried and 124 hourly-paid workers. Indications are that skilled workers will be available locally as there are a number of mines and quarries in production in the greater Mojave area.

Aggregate

We are evaluating the production and sale of aggregates as part of the project. The source of raw materials would be the finely crushed and rinsed residue or sand from the heap leach operation and rock from the waste rock dumps. The waste rock can be classified into a range of products such as riprap, crushed stone and gravel. Test work to confirm the suitability of these materials for use as aggregate was done in 1998 and 1999.

Environmental Issues & Permits

The area surrounding Mojave is typical of the western Mojave Desert. The immediate vicinity of the project is sparsely populated with considerable historic and more recent mining activity. The Standard Hill, Tropico and Cactus mines are located within a radius of 12km (7.5miles) of the property.

The project and the immediate area surrounding the project or a total of approximately 9,600 acres are included in the Specific Plan (the “Plan”) for Soledad Mountain - Elephant Butte & Vicinity - South of Mojave. This Plan was prepared in March 1973 and adopted by the Kern County Board of Supervisors as Resolution 73-485 on June 18, 1973. Gold and silver mining operations are recognized in the Plan as important past land uses and the protection of mineral deposits, potentially of commercial value, is included in the Plan through restriction of incompatible land uses. The project as presently defined is consistent with the Plan.

An independent consulting engineering firm reviewed the major permits that were previously issued for the project and the current regulatory environment in California in 2005. Additional work is now required due to the time that has passed since the permits were first issued and changes that have been made in the Project. There have also been changes in regulations imposed by the three levels of government. No significant environmental issues were however identified in the review and furthermore, the footprint of the project as presently defined has been significantly reduced.

Environmental issues and the status of permits are summarized in the following sections.

CEQA/NEPA

The project is subject to the California Environmental Quality Act (“CEQA”) and the National Environmental Policy Act (“NEPA”), each of which requires written analysis of proposed mining activities and their effect on the physical, biological, social and economic resources of the area. This analysis is known under CEQA as an environmental impact report (“EIR”), and under NEPA as an environmental impact statement (“EIS”).

We submitted our combined EIR/EIS to the Kern County Planning Department (“Kern County”) in February 1996, in accordance with a memorandum of understanding between Kern County and the Bureau of Land Management (“BLM”), which gave Kern County, as the lead agency, primary responsibility for the environmental reviews. The EIR/EIS took the form of a combined Conditional Use Permit application, Environmental Information Statement, Plan of Operations and Surface Mining Reclamation Plan as required by the California Surface Mining and Reclamation Act.

Comments were received in response to the submission on ground water quality and quantity, air quality, the effect of development on native species of plants and animals, the visual impact of the project and the potential hazards associated with transporting supplies and chemicals to site. These comments were incorporated into a revised EIR/EIS released for public comment in June 1997. In September 1997, we received a favorable notice of determination regarding the EIR/EIS, as well as approval of its Conditional Use Permit application and Surface Mining Reclamation Plan This was followed by a Record Of Decision from the BLM approving our Plan of Operations under NEPA in November 1997.

Kern County, as the lead agency, approved and issued two Conditional Use Permits (CUPs) for the Project in September 1997. Kern County confirmed in writing in 1998 that the CUPs had been activated and would not expire at some future date.

There are 87 conditions of approval and mitigation measures listed in Exhibit “E” to the CUPs and this includes a requirement to reclaim historic disturbances on the property. Site inspections are conducted annually to verify that we are in compliance with these conditions of approval. We were in compliance for the year ended December 31, 2005.

Air Quality

The project lies within the Southeast Desert Air Basin, which falls under the jurisdiction of the Kern County Air Pollution Control District. The district is charged to regulate sources of air pollution within the basin, pursuant to authority granted under the federal Clean Air Act.

The area is designated as unclassified for PM10 emissions (that portion of the total suspended particulates less than 10 microns in size) and as a non-attainment area for ozone. The typically windy conditions and very dry nature of the general area are responsible for the high PM10 background levels recorded at several nearby monitoring stations. Two monitoring stations were operated side-by-side, 24 hours per day in 1990 and 1991 on site and high background PM10  levels were recorded.

Fugitive dust from a mining operation on the property, combined with background dust, may result in unacceptable levels of PM10  emissions in the surrounding areas, especially downwind, and this may present the greatest potential environmental issue for the project. A PM10  level of 44 micrograms per cubic meter isprojected by computer modeling for a mining rate of 27 million metric tonnes (30 million tons) per year of ore and waste. This level is below the California attainment standard of 50 micrograms per cubic meter and the Federal standard of 150 micrograms per cubic meter. However, we believe that we will achieve compliance with applicable standards by a greater margin, as the modeling methodology assumes worst-case conditions, which are considered unlikely to be encountered in the actual mining operation based on the use by us of commonly accepted dust control techniques in all phases of the operation.

We will submit applications to the Kern County Air Pollution Control District for documents known as Authority To Construct and applications are currently being prepared.

Water Quality

The project is located in the northern portion of the Antelope Valley Groundwater Basin. The mean recorded annual rainfall in the surrounding area is approximately 156 mm (6.14 inches). Typical patterns of precipitation are winter rains and summer thunderstorms and these tend to be short-lived and of high intensity. The site is dominated by Soledad Mountain and surface drainage patterns in the area are largely influenced by local topography. This varies from steep, rugged hillsides at the upper elevations to a gently sloping desert floor around the toe of Soledad Mountain. Runoff on the northern side of Soledad Mountain is via a series of gullies or channels, which direct surface flows to the north, northeast and northwest and eventually to the east to the Gloster and Chaffe Hydrologic Areas of the Antelope Hydrologic Unit.

There are no springs or intermittent streams in the immediate area. The closest intermittent stream is approximately 5km (3miles) to the west. Evaporation rates are high. Precipitation, which does not evaporate, adds to groundwater recharge and this is typically found at depths of 55 to 61m (180 to 200ft) in the area north of the Project.

There is no site-specific water quality data available for surface runoff. Water quality data shows that groundwater quality can be used in the heap leach process with no pre-treatment.

The Lahontan Water Quality Control Board (the “Board”) is responsible for ensuring compliance with the federal Clean Water Act and California’s Porter-Cologne Water Quality Act. We submitted an application with the necessary supporting information to the Board in June 1997. The application was approved and the Board issued Board Order No. 6-98-9 on March 5, 1998, which set out the waste discharge requirements for the project.

We are currently preparing documents that will be filed as a revision to reflect detailed changes in the heap leach operation currently being proposed for the Project.

Closure, Reclamation and Financial Assurance

We commissioned an independent consulting engineering firm to prepare a Surface Mining Reclamation Plan for the Project in 1996. The plan met the requirements of the State and local regulations and federal requirements designed to prevent degradation of federal lands.

Organic materials and soils, typically no more than 15mm (6inch) will be salvaged and placed in strategic locations to allow for easy reclamation.

Concurrent reclamation may be feasible in a number of areas and we made this commitment and this is included in Exhibit “B” of the CUPs.

The objective of the reclamation plan is to return the site to its pre-mining status as wildlife habitat and open space. Under the plan, we are required to remove all structures, re-contour the waste rock dumps, rip up or otherwise reclaim access roads and prepare disturbed surfaces for seeding with native species.

Reclamation can proceed in most areas while gold and silver are still being produced although ore is no longer being crushed and piled on the heap. Leach solutions must be neutralized and the heap must be reclaimed and it is expected that it will require approximately three years to do after mining has ended. Cyanide concentrations in the solutions must be reduced to the weak acid dissociable (WAD) standard of 0.2mg/L (0.2ppm) and a pH ranging from 6.0 to 8.5. The basic approach to reducing the cyanide concentrations is to allow natural processes to occur and to do a staged rinse with fresh water. A 90-day rinse cycle has been used successfully at other heap leach operations in the California deserts. Hydrogen peroxide or an equivalent oxidizing agent can be used to speed up the neutralization process as required. Excess water will be allowed to evaporate and snow making equipment has been successfully used at other heap leach operations to speed evaporation.

The heap will be drilled and sampled once rinsing has been completed. It is expected that twelve holes, evenly spaced, will be adequate. The leached and rinsed ore that remains on the heap will be reclassified as a Class C waste and that is the target approved by Board Order No. 6-98-9.

Experience at other heap leach operations in the California deserts shows that reclamation can be completed successfully.

We are required to provide financial assurance for the project:

  Financial assurance to be held by Kern County to cover the general reclamation on site.
  Financial assurance to be held by the Board to cover neutralization of leach solutions and
  “Unforeseen events financial assurance” to be held by the Board designed cover an unforeseen event that could contaminate surface or groundwater.

We provided financial assurance in October 2005 in the form of an Irrevocable Standby Letter Of Credit backed by a Certificate Of Deposit with Union Bank of California in the amount of $182,453. This was the estimate approved by Kern County for reclamation of historic disturbances on the Property.

An independent consulting engineering firm is currently doing additional work to confirm the reclamation cost estimates for historic disturbances. The adequacy of the financial assurance is also reassessed annually and this will increase once mine development starts.

Recent Developments

The State of California introduced backfilling requirements for certain types of open pit, metal mines in December 2002. We contended that these regulations did not apply to the Project and Kern County officials supported this position through 2004 and 2005. The California Department of Conservation, Office of Mine Reclamation has however recently determined that the Project will be subject to the backfilling requirement and Kern County officials now concur with this position. We are currently preparing and will submit a revised Surface Mining Reclamation Plan for the project and this will incorporate backfilling.

Environmental, Safety and Health Policy

We have prepared an Environmental, Safety and Health Policy and a management system to implement this Policy.

We expect to sign the International Cyanide Management Code. The Code was developed under the auspices of the United Nations Environment Program and the International Council on Metals and the Environment. The International Cyanide Management Institute, a non-profit organization, administers the Code. Signatories to the Code commit to follow the Principles set out in Code and to follow the Standards of Practice. Companies are expected to design, construct, operate and decommission their facilities consistent with the requirements of the Code and must have their operations audited by an independent third party. Audit results are made public.

Offices and Employees

Our principal executive offices are located in Vancouver at 6411 Imperial Ave., West Vancouver, BC, V7W 2J5, Canada. We currently do not employ any full time employees other than our President. We employ a part-time accountant in Mojave, California. We use consultants as required for technical and administrative work.

Miscellaneous

All of our directors are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon these directors, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the United States securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such directors predicated solely upon such civil liabilities.

DESCRIPTION OF PROPERTY

Land Ownership and Mining Rights

We acquired our initial property interests in 1985 and has since acquired additional properties in the area.

The property is located west of California State Highway 14 and largely south of Silver Queen Road in Kern County, California, covering all of Section 6 and portions of Sections 5, 7 and 8 in Township 10 North, Range 12 West; portions of Sections 1 and 12 in Township 10 North, Range 13 West; portions of Section 18 in Township 9 North, Range 12 West and portions of Section 32 in Township 11 North, Range 12 West, all from the San Bernardino Baseline and Meridian. The project facilities will be located in Section 6.

We hold or control via agreement 33 patented lode-mining claims, 122 unpatented lode-mining claims, 1 patented millsite claim, 6 unpatented millsite claims and 268.5hectare (663.2acres) of fee land. We also own four residential properties with buildings north of Silver Queen Road.

The area that will be disturbed by the project will be approximately 497hectare (1,228acres) in size.

We own or control the properties under a variety of agreements with 53 individual landowners, two groups of landowners and three incorporated entities. These agreements include mining leases, exploration agreements and purchase agreements in various stages of completion. We believe that all the land required for the project has either been secured under one of these agreements or is controlled by us through ownership of the land in fee or where we hold unpatented mining claims. The purchases were made or agreements entered into from 1986 onwards, at a total cost of approximately $3,800,000.

We ceased making property payments and advance, minimum royalty payments in October 2000 after successfully concluding moratorium agreements with a number of the landowners. The moratorium agreements typically had a term of three years and these have now expired. After the expiration of the moratorium agreements we reached an agreement with a landowner and are making lease payments of $10,000 per year to this landowner. We are also making principal and interest payments of $9,275 per month to a second landowner under an agreement to purchase 29.18 acres of fee land. We made advance, minimum royalty payments of $100,000 per year to the second landowner in 2004. We did not however make the advance, minimum royalty payment of $100,000 to the landowner in 2005 and have proposed to the landowner that advance, minimum royalty payments be suspended until royalty payments become due from commercial production.

We are technically in default of certain mineral property agreements but are not currently in litigation with any landowner. We will continue to work with the landowners in 2006. While we have successfully reached agreement with landowners in the past, there can be no assurance that such agreements will continue into the future.

The future of the project is dependant upon maintaining control of the property. Without land and mineral rights, we have no basis for continuing with our activities. While each and every property has its own value and unique purpose in the overall mine plan, the feasibility of the project will depend on our ability to maintain control of the property as a whole. A failure to keep property agreements in good standing may result in a loss of control, which, if material to the project, would prevent us from development of the project.

We are continuing with our efforts to purchase additional mining claims and fee land that will secure our land position.

Significant Agreements

The following are the two significant agreements that will require major cash payments in 2006.

We acquired an option to purchase all of the issued and outstanding shares of a privately held California corporation, the Karma Wegmann Corporation, on April 1, 1995. Karma Wegmann Corporation holds 6 patented mining claims, 6 unpatented mining claims and 1 patented millsite. The option agreement was successively renegotiated and a second amendment was signed on August 10, 2001. A payment of $750,000 is now due to conclude the share purchase under the second amendment on or before July 1 of any one year for a period of five years from July 1, 2001 onwards. The second amendment also requires us to recognize a liability of $35,000 on or before July 1, 2001 and on each successive anniversary date for up to five years. In order to extend the termination date of the agreement, $10,000 of the liability is to be paid in cash and the balance of $25,000 is to be accrued, without interest, payment of which is deferred until the final share purchase payment is made. Each July, beginning in 2001, we have made the required cash payment of $10,000, accrued the liability balance of $25,000 and extended the termination date of the agreement by one year, each year, with the current termination date of the agreement being July 1, 2006. The full amount due is now $(750,000 + 125,000) = $875,000. We cannot exercise any rights, as a shareholder of Karma Wegmann Corporation, until full payment under the option agreement and its amendments is made. We are required to pay a royalty of 1% of gross smelter returns for a period of up to 60 years, not to exceed $60,000,000, upon commencement of commercial production.

We concluded an agreement to purchase 29.18 acres of land required for the Phase 1 heap leach pad on August 1, 1996. The agreement is with Southwestern Refining Corporation. The purchase price was $950,000 of which $100,000 was paid in cash and $850,000 was secured by a promissory note with a term of 180 months. The note is payable in monthly instalments of $9,275. Interest on the outstanding balance is charged at prime rate plus 2%. A balloon payment of the principal amount owing, if any, and accrued but unpaid interest, if any, is due on September 1, 2011. The principal amount owing, recorded as a long-term debt plus current maturities in the financial statements, was $612,187 as at December 31, 2005.

Title Review

We commissioned a formal title review of the property by a firm familiar with title matters in California in 1996. This title review was updated in February 1998 and again in March 1999. A further title review was completed by an independent landman in 2004 and no particular title problems were identified.

Quiet Title Judgment

The ownership history is typically complex in historic mining districts and title problems will exist. We obtained a Quiet Title Judgment on May 15, 1999 and this resolved a majority of the title questions. The effect of the Judgment was to clear the title to the interests in the patented claims listed in the action and to cure the title defects of record, providing security of title and thus greatly enhancing the value of the properties.

We have determined that any remaining title questions would not present a threat to the project.

Land Survey

A formal land survey of the property has not been completed.

Public lands within the entire area of interest were segregated from appropriation from 1991 onwards and the most recent segregation ended on May 3, 2005. Records were noted on September 26, 2005.

We are currently re-confirming that there are no gaps in its land holdings in the project area.

Royalties

We are required to make advance, minimum royalty payments under a number of property agreements. With one exception, we will receive a credit for the advance minimum royalty payments on commencement of commercial production. Most of the royalties are of the net smelter return (“NSR”) type and are based on a sliding scale, with the percentage amount of the royalty depending upon the grade found on the particular property to which the royalty relates. Agreements are typically subject to sliding scale royalties on net smelter returns and these range from 1 % to 7.5%, with an expected average of 3.1% . The agreements also typically provide for an additional royalty if non-mineral commodities, such as aggregates, are sold.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no legal actions pending, threatened, or contemplated against us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND PLAN OF OPERATIONS

Results of Operations

We had no revenue from operations and the project remained on hold in 2005.

We initiated a detailed review of the project in mid-2002 to identify new approaches that would reduce both the capital cost to the start of production and future operating costs to ensure a viable mining operation at foreseeable gold and silver prices. The review has been supported and complimented by a substantial amount of work done by independent engineers and contractors. The technical studies were completed in September 2005.

The following is a summary of operating results since work on the project was accelerated in 2002:

	Year Ended	Year Ended	Year Ended	Year Ended	Cumulative
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31,	Dec. 31,	From
	$		$2003	2002	Inception
			$	$	$
General and administrative	(1,018,343)	(1,163,069)	(493,657)	(287,665)	(8,636,431)
expenses
Asset impairment loss	(682,687)	(345,766)	0	0	(29,576,045)

Adjustment to asset retirement	262,265	0	0	0	262,265
obligation
Miscellaneous items	(7,515)	0	0	0	(148,139)
Sub-total	(1,446,280)	(1,508,835)	(493,657)	(287,665)	(38,098,350)

Interest expense	(50,069)	(294,677)	(250,904)	(60,192)	(850,043)
Interest income	20,025	31,262	45	254	1,133,005
Net loss	(1,476,324)	(1,772,250)	(744,516)	(347,603)	(37,816,388)

The results of operations can vary from year to year depending upon the nature, timing and cost of activities undertaken during the year and whether or not we incur gains or losses on foreign exchange, grant stock options or write down the value of our property or make other end-of-year adjustments.

We incurred general and administrative expenses of $1,018,343 for the year ended December 31, 2005, as compared to $1,163,069 for the year ended December 31, 2004. These costs were marginally lower in 2005 and this was primarily due to ongoing spending required to complete process development and detailed engineering for the project.

An asset impairment loss of $682,687 on our mineral properties was recorded in 2005 as compared to $345,766 in 2004. This is discussed in detail in Notes 3 and 10 of the Consolidated Financial Statements.

An adjustment to asset retirement obligation was required in 2005 as the estimated cost of reclaiming the historic disturbances on the property was reduced from $572,260 in 2004 to $182,453 in 2005. The costs were re-estimated in detail in 2005 and actual costs could still differ materially from current estimates. The adjustment is discussed in detail in Note 10 of the Consolidated Financial Statements.

Interest expense was $50,069 for the year ended December 31, 2005 as compared to $294,677 for the year ended December 31, 2004. The decrease of $244,608 was primarily due to the accounting treatment of an amortization of the equity component of the convertible debt in 2004.

Interest income was $20,025 for the year ended December 31, 2005 as compared to $31,262 for the year ended December 31, 2004. The decrease is due to the fact that funds on deposit from the private placement, which was concluded in January 2004, were lower as cash was used to fund operating activities in 2005.

We incurred a net loss of $1,476,324 (or $0.02 per share) for the year ended December 31, 2005, as compared to a net loss of $1,772,250 (or $0.03 per share) for the year ended December 31, 2004.

Summary Of Quarterly Results

Results for the eight most recent quarters are set out in the table below.

Results for the quarter ending on: (unaudited)	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005
Item	$	$	$	$
Revenue Net loss for the quarter Net loss per share	Nil (669,852) (0.01)	Nil (207,580) (0.01)	Nil (365,127) (0.01)	Nil (233,765) (0.00)

Results for the quarter ending on: (unaudited)	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004
Item	$	$	$	$
Revenue Net loss for the quarter Net loss per share	Nil (837,455) (0.01)	Nil (267,797) (0.00)	Nil (352,093) (0.01)	Nil (314,905) (0.01)

The results of operations can vary from quarter to quarter depending upon the nature, timing and cost of activities undertaken during the quarter.

Transactions With Related Parties

Mr. H.L. Klingmann, our president, was paid management fees of $110,000 and Mr. C. Shynkaryk, a director of Golden Queen, was paid $6,200 for consulting services during the year ended December 31, 2005.

There were no other related party transactions during the year ended December 31, 2005.

Financial Instruments

The fair value of our cash and cash equivalents, accounts receivable and accounts payable, amounts due to related parties and current maturities of long-term debt is estimated to approximate their carrying values. It is management’s opinion that we are not exposed to significant interest, currency or credit risk arising from the use of these financial instruments.

Liquidity and Capital Resources

We held $749,825 in cash and cash equivalents on December 31, 2005.

We closed a private placement with one independent investor for an aggregate of 7,200,000 units at C$0.50 per unit for gross proceeds of approximately $3,000,000 (C$3,600,000) on January 31, 2006. We paid a finders’ fee of 2.0% or C$72,000.

The following warrants are currently outstanding pursuant to the two most recent private placements::

	No. of Warrants	Exercise Price	Expiry Date
Private placement of January 2004	8,000,000	C$0.60/share	June 1, 2006*
Private placement of January 2006	7,200,000	C$0.60/share	Jan. 26, 2008

*These warrants had an original exercise price of C$0.62 if exercised in the first year and C$0.75 if exercised in the second year with a two-year life to expire on January 27, 2006. Subsequent to December 31, 2005 the warrants were re-priced to C$0.60 and the expiry date extended to June 1, 2006.

These outstanding warrants represent an important, potential source of cash for us.

Management plans to control costs and it is not expected that additional cash will be required beyond cash currently on hand to complete the independent feasibility study for the project, to conclude a major purchase of shares in a private California corporation, the Karma-Wegmann Corporation, for $875,000 due on July 1, 2006 and for general corporate purposes to the end of 2006.

Continued losses from operations in the future, will require that we raise additional funds by equity or debt financing, failing which we will not be able to continue operations. Further, we will need significant additional financing to develop the project into an operating mine once the feasibility study has been completed and a production decision has been made and estimates that this could range as high as $55 million plus working capital.

We expect to finance construction and secure the necessary working capital from additional sales of common shares, from bank or other borrowings or, alternatively, through a joint venture. We do not currently have commitments for the sale of common shares or for bank financing and are not a party to any agreement or arrangement providing for a joint venture. Whether and to what extent project financing can be secured, will depend upon a number of factors, not the least of which are gold and silver prices. Gold and silver prices fluctuate widely and are affected by numerous factors beyond our control. This is discussed in more detail under “Plan of Operations” below.

We had Canadian and US deferred tax assets of approximately C$3.4million and $19.9 million respectively on December 31, 2005. We have provided a 100% valuation allowance for these deferred tax assets as management cannot determine that it is more likely than not that we will receive the benefit of the asset.

Some of the conditions noted above raise substantial doubt about our ability to continue as a going concern and our auditors provide further comments in their audit report on our financial statements. Our ability to obtain financing for our ongoing activities and thus maintain solvency beyond 2006, will depend upon gold and silver prices and equity market conditions for junior resource companies, the willingness of other parties to lend us money or the ability to find a joint venture partner. While we have successfully obtained financing in the past, there can be no assurance that future efforts will be successful.

Plan of Operations

We engaged SRK in 2005 to prepare a NI 43-101 Technical Report to validate and confirm the mineral resource estimates and this Technical Report was released on March 6, 2006.

We have now engaged SRK to prepare a NI 43-101 Technical Report to assess mineral reserves as part of an independent feasibility study based upon the technical work that was completed in September 2005. This Technical Report is to be completed as soon as is practical and this is a priority for us.

We plan to put the project into production as an open pit heap leach operation and to construct facilities to process ore at a rate of 5.7 million t (6.3 million ton) per year for an initial life of mine of 7.1 years.

We are working with independent consulting engineers and contractors to prepare applications with supporting information to reflect detailed changes currently being proposed for the project. These applications will be filed with various regulatory authorities in the second or third quarter of 2006 as revisions to approvals and permits that were granted in the late 1990’s.

If a feasibility study is completed for the project and a production decision is made, we will need significant additional financing to develop the project into an operating mine and estimates that this could range as high as $55 million plus working capital. We believe that financing for the project can be secured if gold and silver prices remain at or above $450.00/oz and $7.50/oz respectively. Gold and silver prices averaged $444.85/oz and $7.31/oz in 2005 and prices have since increased, and as at May 8, 2006 were approximately $682.00/oz and $13.85/oz respectively.

It is not expected that we will hedge any of our gold or silver production.

We estimate that we have sufficient cash to fund a feasibility study on the Soledad Mountain Project, and to satisfy our working capital requirements for the next twelve months. We believe we also have enough cash on hand to make any required property payments or property purchases, however we are presently evaluating various approaches to retaining our property interests.

Aggregate

It is expected that an aggregate business can be developed on the property once the heap leach operation is in full production. The source of raw materials would be the finely crushed and rinsed residue from the heap leach operation and rock from the waste rock dumps. The waste rock can be classified into a range of products such as riprap, crushed stone and gravel. Test work to confirm the suitability of these materials for use as aggregate was done in 1998 and 1999. We have received an expression of interest form an aggregate producer with experience in southern California markets and this is being actively pursued.

Wind Power

A large number of wind turbines are located in an area between Mojave and Bakersfield.

A company based in Tehachapi has investigated the feasibility of using Soledad Mountain as a base for a commercial installation of wind turbines and has had discussions with us. We have had a wind monitoring station on Soledad Mountain for a year and has indicated that Soledad Mountain would be a very good site and could accommodate 8 to 12 wind turbines without interfering with the mining operation. We are now actively pursuing this as a supplemental source of power for the project although it would still be necessary for the local utility to provide power during periods when there is little or no wind.

Risk

There are a number of risks associated with the project and readers are urged to consider the risks set out in this prospectus above, and other risks, in order to obtain an understanding of the project.

Outstanding Share Data

The number of shares issued and outstanding and the fully diluted share position are set out in the table below as at May 8, 2006.

Item	No. of Shares	Exercise/	Expiry Date
		Conversion Price
Shares issued and outstanding	69,368,706	Not Applicable	Not Applicable
Shares reserved for vested Director and	2,690,000	$0.35, $0.50, and	May 9, 2007,
employee stock options		$0.77	February 1, 2010 and
			April 20, 2011
Reserve for conversion of convertible	652,174	U.S.$0.23	None
notes
Reserve for Warrants issuable on	652,174	U.S.$0.32	July 1, 2006
conversion of convertible notes
Reserve for Warrants issued pursuant to	8,000,000	C0.60	June 1, 2006
private placement
Warrants issued pursuant to private	7,200,000	C0.60	Jan. 26, 2008
placement
Shares issuable for finders fee	100,000	Not Applicable	Not Applicable
Bonus shares to be issued to H.L.	300,000	None	None
Klingmann, President
Fully diluted on May 8, 2006	88,963,054

The number of shares issued and outstanding was 61,190,449 on December 31, 2005, 61,080,449 on December 31, 2004 and 51,902,189 on December 31, 2003. As at May 8, 2006 we had 69,368,706 shares issued and outstanding.

Our authorized share capital is 100,000,000 common shares with no par value.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a wide variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex. The most significant accounting policies that are most important to the portrayal of our current financial condition and results of operations relate to mineral properties and exploration and development expenditures. Other accounting policies are disclosed in the Consolidated Financial Statements.

Mineral Properties

Mineral properties includes the cost of advance minimum royalty payments, the cost of capitalized property leases, payments in shares, and the cost of property acquired either by cash payment or the issuance of term debt. Expenditures for exploration on specific properties with no proven reserves are written-off as incurred. Mineral property costs will be amortized against future revenues or charged to operations at the time the related property is determined to have an impairment in value.

Carrying value of mineral interests

The cost of acquiring mineral property interests is capitalized. Capitalized acquisition costs are expensed in the period in which it is determined that the mineral property has no future economic value. Capitalized amounts may also be written down if future cash flows, including potential sales proceeds related to the property, are estimated to be less than the carrying value of the property. We review the carrying value of mineral property interests periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable, reductions in the carrying value of each property would be recorded to the extent the carrying value of the investment exceeds the property’s estimated fair value. See also Note 3 of the Consolidated Financial Statements.

Exploration and development expenditures

Exploration and development expenditures are expensed as incurred. Once a mineral reserve has been established, all development costs will be capitalized and charged to operations on a unit-of-production method based on estimated recoverable reserves.

Asset Retirement Obligations

Effective January 1, 2003, we retroactively adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. We record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The obligation is measured initially at fair value using present value methodology, and the resulting costs capitalized into the carrying amount of the related asset. In subsequent periods, the liability will be adjusted for any changes in the amount or timing of the underlying future cash flows. Capitalized asset retirement costs are depreciated on the same basis as the related asset and the discount accretion of the liability is included in determining the results of operations.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management has made significant estimates in several areas including the recoverability of mineral properties. Actual results could differ from those estimates.

Valuation of Long-lived Assets.

Statement of Financial Accounting Standards ("SFAS") No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated undiscounted future cash flows attributable to such assets. It requires that those long-lived assets to be disposed of by sale are to be measured at the lower of carrying amount or fair value less cost of sale whether reported in continuing operations or in discontinued operations. In accordance with the provisions of SFAS No. 144, our management reviews the carrying value of our mineral properties on a regular basis. Estimated undiscounted future cash flow from the mineral properties is compared with the current carrying value in order to determine if an impairment exists. Reductions to the carrying value, if necessary, are recorded to the extent the net book value of the property exceeds the estimate of future discounted cash flow or liquidation value.

There is no production, sales or inventory in the conventional sense for our development activities. Our financial position will be dependent upon the extent to which we can develop our properties. Such development may take years to complete and the amount of resulting income, if any, is difficult to determine with any certainty. The sales value of any gold and silver produced will largely depend upon factors beyond our control such as the future market prices of gold and silver.

As the carrying value and amortization of the mineral properties and capital assets is, in part, related to our mineral reserves, the estimation of such reserves will have a significant impact on our financial position and results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our directors and officers as of May 8, 2006.

Name	Age	Position	Position Held Since
Edward G. Thompson	69	Director	November 25, 1994
H. Lutz Klingmann	66	Director President	March 1, 2001 November 29, 2002
Chester Shynkaryk	60	Director	November 21, 1985
Gordon C. Gutrath	67	Director	August 14, 1987

H. LUTZ KLINGMANN, Director, President. Mr. Klingmann was appointed president on November 29, 2002. He also acts as a director of Minto Explorations, Ltd. and has served as such since its inception in 1993. Mr. Klingmann is a registered professional engineer.

CHESTER SHYNKARYK, Director. Mr. Shynkaryk served as president of Golden Queen from 1985 to 1995, and as secretary from 1996 to 2004. In addition, he serves as a director of Consolidated Global Minerals Ltd.

GORDON C. GUTRATH, Director. Mr. Gutrath’s principal occupation is president of Atled Exploration Management Ltd. As the founder of Queenstake Resources in 1977, he served as its president from 1977 until 1985. Mr. Gutrath is a professional geologist and a registered professional engineer in British Columbia.

EDWARD G. THOMPSON, Director. Mr. Thompson’s principal occupation is president of E.G. Thompson Mining Consultants, Inc. He was elected Chairman effective January 29, 1997 and was appointed president and chief executive officer on February 28, 2000, and served as such until November 29, 2002. Since 1990, he has also served as president of E.G. Thompson Mining Consultants Inc., which he owns. He is also chairman of Sparton Resources Inc. and advisor to Consolidated Thompson-Lundmark Gold Mines Ltd. He serves on the board of directors of Chariot Resources Ltd., Aurogin Resources, Freewest Resources (Canada), Sparton Resources, Inc. and Western Troy Capital Resource, Inc. Mr. Thompson graduated from the University of Toronto in 1959 with a degree in mining geology and in 1960 he earned a degree in economic geology. He has been a member of the Professional Engineers of Ontario since 1961.

Each of the directors of Golden Queen Mining Co. Ltd. will serve until the next annual meeting of shareholders or until his successor is elected and qualified. Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his or her earlier resignation or removal.

Board of Directors Committees

The board of directors has established an Audit Committee and a Compensation Committee. The board of directors has no standing nominating committee. Each of the Audit and Compensation Committees is responsible to the full board of directors. The functions performed by these committees are summarized below:

Audit Committee. The Audit Committee considers the selection and retention of independent auditors and reviews the scope and results of the audit. In addition, we review the adequacy of internal accounting, financial and operating controls and reviews our financial reporting compliance procedures. The members of the Audit Committee are Chester Shynkaryk, Edward G. Thompson and Gordon C. Gutrath.

In the course of the oversight of our financial reporting process, the directors have: (1) reviewed and discussed with management our audited financial statements for the year ended December 31, 2005; (2) received a report from BDO Dunwoody LLP our independent auditors, on the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”; (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committee ”; and (4) considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence and has concluded that it is compatible at this time.

Compensation Committee. The Compensation Committee reviews and approves the compensation of Golden Queen’s officers, reviews and administers Golden Queen’s stock option plans for employees and makes recommendations to the board of directors regarding such matters. The members of the Compensation Committee are H. Lutz Klingmann, Edward G. Thompson and Chester Shynkaryk.

Nominating Committee. No Nominating Committee has been appointed. Nominations of directors are made by the board of directors. The Directors are of the view that the present management structure does not warrant the appointment of a Nominating Committee.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or earned for services rendered to us in all capacities during the last three fiscal years ended December 31, 2005, by our President and Chief Executive Officer (the "Named Officer"). Other than our President and Chief Executive Officer, no executive officer received total annual salary, bonus and other compensation in excess of $100,000 in those periods. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long Term Compensation
	Year	Salary ($)	Bonus ($)	Other Annual Compens- ation ($)	Awards		Payouts	All other compens- ation ($)
					Restricted stock award(s) ($)	Securities underlying options/ SARs (#)	LTIP Payouts ($)
H. Lutz	2005	USD$107,308(1)	Nil	Nil	350,000(2)	Nil	Nil	Nil
Klingmann	2004	USD$76,466(1)	Nil	Nil	Nil	Nil	Nil	Nil
President	2003	USD$45,495(1)	Nil	Nil	225,000	Nil	Nil	Nil

(1)	Converted from Canadian to US dollars at an exchange rate per Canadian dollar of USD$0.85799, USD$ 0.83029 and USD$ 0.77268 respectively as at December 31, 2005, 2004 and 2003.
(2)	350,000 stock options granted February 1, 2005, exercisable at a price of CAD$0.35 per share and expiring on February 1, 2010.

Option/SAR Grants in Last Fiscal Year

The following table summarizes options granted to the Named Executive Officers during our fiscal year ended December 31, 2005.

Name	Number of securities underlying options/ SARs granted (#)	Percent of total options/ SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration Date
H. Lutz Klingmann President	350,000	29.17%	USD$0.31 (CAD$0.35)	February 1, 2010

Employment Contracts

There are currently no employment contracts in place with the directors and officers of Golden Queen other than the following: On March 11, 2004, we entered into a management agreement with Lutz Klingmann. Pursuant to the terms of the agreement, Mr. Klingmann acts as chief operating officer and has overall management responsibility for our operations. Mr. Klingmann receives $60 per hour as compensation for his work and also receives $5.00 per hour for use of his office, equipment and out-of-pocket expenses. The management agreement also provides for the issuance of up to 300,000 common shares of Golden Queen to Mr. Klingmann on the attaining of certain milestones.

Director Compensation

Commencing in the year ended December 31, 2005, directors’ fees will be paid to each director in the amount of $1,500 for the year ended December 31, 2005 and $2,000 per year thereafter. The fees in respect of each year will be paid on December 1 of that year.

Limitation of Liability

Our bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us.

Our Articles of Incorporation limit or eliminate the personal liability of officers directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of the law, or the payment of dividends in violation of the Nevada Revised Statutes.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Golden Queen pursuant to the foregoing provisions, or otherwise, Golden Queen has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of May 8, 2006 by (a) each person known by us to be a beneficial owner of more than five percent (5%) of our issued and outstanding common shares; (b) each of our directors; and (c) all our directors and officers as a group. Percentage of beneficial ownership is based on 69,368,706 common shares outstanding of May 8, 2006.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
H. LUTZ KLINGMANN, Director, President 6411 Imperial Avenue West Vancouver, BC Canada V7W 2J5	805,000[1]	1.15%
CHESTER SHYNKARYK, Director 4690 55B Street Delta, BC Canada V4K 3B7	775,000[1]	1.11%
GORDON C. GUTRATH, Director RR 2, Site 5B, Comp. 4 Chase, BC Canada V0E 1M0	680,000[1]	Less than 1%
EDWARD G. THOMPSON, Director Suite 501, 55 University Street Toronto, Ontario Canada M5J 2H7	854,500[1]	1.22%
LANDON T. CLAY #6000 - 200 Clarendon Street Boston, MA USA 02116	14,619,572[2] [5]	19.84%
SPROTT ASSET MANAGEMENT INC. Royal Bank Plaza South Tower 200 Bay Street, Suite 2750 Toronto, Ontario Canada M5J 2J2	14,400,000[3]	18.80%
RAB Special Situations (Master) Fund Limited P.O. Box 908 GT Walker House Mary Street George Town, Cayman Islands	4,040,000[4] [5]	5.66%
All officers and directors (4) persons	3,114,500	4.32%

(1)

These amounts include beneficial ownership of securities not currently outstanding but which are reserved for immediate issuance on exercise of options. In particular, these amounts include, respectively for each director or officer, shares issuable upon exercise of options as follows: 675,000 shares issuable to Edward G. Thompson; 665,000 shares issuable to Chester Shynkaryk; 575,000 shares issuable to Gordon C. Gutrath and 775,000 shares issuable to H. Lutz Klingmann.

(2)	Includes 3,000,000 share purchase warrants that are currently outstanding but unexercised, and 652,174 shares reserved pursuant to a convertible promissory note.
(3)	Includes 7,200,000 share purchase warrants that are currently outstanding but unexercised.
(4)	Includes 2,000,000 share purchase warrants that are currently outstanding but unexercised.
(5)	Based on information obtained from publicly filed insider reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with management and others

The following is in addition to disclosure contained elsewhere herein respecting transactions involving management.

On July 8, 2003, one shareholder beneficially holding in excess of 10% of our voting shares purchased a 6.5% convertible promissory note for the amount of $150,000. The promissory note is due on demand on July 9, 2004 and is convertible into units of Golden Queen at a price of $0.23 per unit, each unit consisting of one common share and one non-transferable detachable share purchase warrant, each whole warrant entitling the holder to purchase one additional common share of Golden Queen at an exercise price of $0.32 for a term of two years.

On January 26, 2004, one shareholder beneficially holding in excess of 10% of our voting shares purchased 3,000,000 units pursuant to a private placement by us for an aggregate purchase price of C$1,500,000.

On March 11, 2004, we entered into a management agreement with Lutz Klingmann. Pursuant to the terms of the agreement, Mr. Klingmann acts as chief operating officer and has overall management responsibility for our operations. Mr. Klingmann receives $60 per hour as compensation for his work and also receives $5.00 per hour for use of his office, equipment and out-of-pocket expenses. The management agreement also provides for the issuance of up to 300,000 common shares of Golden Queen to Mr. Klingmann on the attaining of certain milestones.

During the year ended December 31, 2005 we paid $6,200 (2004 - $5,800) to Mr. Chester Shynkaryk, a director, for consulting services to the company. Subsequent to the 2005 year end, we agreed to pay Mr. Shynkaryk $1,500 per month for ongoing services to the company.

Transactions with Promoters

We have not entered into any transactions with promoters.

MARKET FOR COMMON SHARES AND RELATED MATTERS

Our common shares have been traded on The Toronto Stock Exchange since March 30, 1990 and on the National Quotation Bureau Pink Sheets quotation service since February 1987. Prior to those dates, our common shares were not actively traded in the public market. Our common shares are listed on the OTCBB under the symbol “GQMNF” and on The Toronto Stock Exchange under the symbol “GQM”.

The high and low sales prices of the common shares as reported by The Toronto Stock Exchange for the calendar periods indicated are set out in the table below. All prices are reported in Canadian dollars. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Year ended December 31		High	Low
		($CAD)	($CAD)
2006	First Quarter	0.93	0.36
2005	Fourth Quarter	0.48	0.31
	Third Quarter	0.37	0.28
	Second Quarter	0.43	0.30
	First Quarter	0.46	0.31
2004	Fourth Quarter	0.54	0.37
	Third Quarter	0.51	0.42
	Second Quarter	0.86	0.40
	First Quarter	1.04	0.47
2003	Fourth Quarter	0.76	0.45
	Third Quarter	0.77	0.34
	Second Quarter	0.61	0.25
	First Quarter	0.95	0.55

Equity Compensation Plan Information

The following table summarizes information on our stock option plan as at May 8, 2006

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,690,000	CAD$0.5535	200,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,690,000	CAD$0.5535	200,000

There were 270 holders of record of our common shares as of May 8, 2006 holding a total of 69,368,706 shares. The high and low bid prices of our common shares on the Toronto Stock Exchange on May 8, 2006 were CAD$0.89 and CAD$0.88 per share, respectively.

There are no contractual restrictions on the resale of the outstanding common shares.

In general, Rule 144 promulgated under the Securities Act provides that securities may be sold if there is current public information available regarding the issuer and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold, the manner of sale and requires notice to be filed with the SEC. Under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule. If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed the greater of 1% of the then outstanding shares of our common shares or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements. Affiliates of the issuer are subject to an ongoing volume restriction pursuant to Rule 144 on resales of shares held by them.

Dividend Policy

We have not paid dividends on our common shares since our inception. Dividends on common shares are within the discretion of the board of directors and are payable from profits or capital legally available for that purpose. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common shares in the foreseeable future.

DESCRIPTION OF SECURITIES

Our Notice of Articles filed with the British Columbia Registrar of Companies authorizes the issuance of up to 100,000,000 common shares without par value. No other classes of shares are authorized.

Common Shares

Each common share has the same rights, privileges and preferences. Holders of the common shares have no pre-emptive rights to acquire additional shares or other subscription rights. They have no conversion rights and are not subject to redemption provisions or future calls by us. As at May 8, 2006, there were 69,368,706 common shares issued and outstanding.

The holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common shares are not entitled to cumulate their votes.

In the event of our liquidation, dissolution, or winding-up, either voluntarily or involuntarily, the holders of the outstanding shares of our common shares are entitled to receive a pro rata share of our net assets as are distributable after payment of all liabilities which may then be outstanding, subject to the preferences that may be applicable on any outstanding preferred stock if any.

Transfer Agent

Our transfer agent is Computershare Investor Services Inc., located at 2nd Floor – 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, Canada.

LEGAL MATTERS

The validity of the shares of common shares being offered hereby was passed upon for us by Morton & Company.

EXPERTS

The consolidated financial statements of Golden Queen Mining Co. Ltd. included in this Registration Statement have been audited by BDO Dunwoody LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Golden Queen or any of our parents or subsidiaries. Nor was any such person connected with the registrant or any of our parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

Upon the effectiveness of the registration statement to which this prospectus forms a part of, we will commence filing annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy statements and other information on which we file electronically with the SEC. The SEC's website is located at www.sec.gov

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other documents referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. The registration statement and exhibits can be inspected and copied at the public reference section at the SEC's Public Reference Room in Washington D.C. noted above. The registration statement and exhibits can also be reviewed on the SEC's Internet site at www.sec.gov

FINANCIAL STATEMENTS INDEX

BDO Dunwoody LLP	600 Cathedral Place
Chartered Accountants	925 West Georgia Street
Vancouver, BC, Canada V6C 3L2
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
www.bdo.ca

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Golden Queen Mining Co. Ltd.
(an exploration stage company)
Vancouver, B.C.

We have audited the accompanying consolidated balance sheets of Golden Queen Mining Co. Ltd. (an exploration stage company), as of December 31, 2005 and 2004, and the consolidated statements of loss, changes in shareholders’ equity, and cash flows for the years then ended. We have also audited the statements of loss, changes in shareholders’ equity (capital deficit), and cash flows for the period from inception (November 21, 1985) through December 31, 2005, except that we did not audit these financial statements for the period from inception (November 21, 1985) through May 31, 1996; those statements were audited by other auditors whose report dated July 12, 1996, expressed an unqualified opinion on those statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. Our opinion, insofar as it relates to the amounts for the period from inception (November 21, 1985) through May 31, 1996, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Golden Queen Mining Co. Ltd. (an exploration stage company), as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended and for the period from inception (November 21, 1985) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had no revenues since inception and has been unable to obtain the necessary financing to complete current exploration activities or exit the exploration stage. Also, the Company has a $38,441,401 deficit accumulated during the exploration stage as of December 31, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As discussed in Note 3, the Company has retroactively restated the cash flow statement to present mineral property expenditures as operating activities rather than investing activities.

/s/ BDO Dunwoody LLP

Chartered Accountants
Vancouver, Canada
March 10, 2006

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Balance Sheets
(U.S. dollars)

	December 31,	December 31,
	2005	2004
Assets (Note 1)

Current assets:
Cash and cash equivalents	$749,825	$1,350,356
Receivables	25,543	20,332
Prepaid expenses and other current assets	20,846	23,815

Total current assets	796,214	1,394,503

Property and equipment, net (Note 2)	230,355	250,282
Mineral properties (Notes 3, 4, 10 and 11)	-	682,687
Reclamation bond (Note 3)	182,453	572,260

	$1,209,022	$2,899,732

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$108,717	$62,476
Royalty and mining rights payable (Note 4)	197,484	172,484
Accrued liabilities	32,161	26,272
Current maturities of long-term debt (Note 6)	63,147	30,222
Convertible notes (Note 7)	150,000	150,000
Total current liabilities	551,509	441,454

Long-term debt, less current maturities (Note 6)	549,040	688,372
Asset retirement obligations (Note 10)	91,016	345,766

Total liabilities	1,191,565	1,475,592

Commitments and contingencies (Notes 4, 10 and 11)

Shareholders’ equity:
Preferred shares, no par, 3,000,000 shares
authorized; no shares outstanding	-	-
Common shares, no par, 100,000,000 shares
authorized; 61,190,449 and 61,080,449 shares issued
and outstanding (Note 8)	37,886,484	37,865,435
Additional paid-in capital	572,374	523,782
Deficit accumulated during the exploration stage	(38,441,401)	(36,965,077)

Total shareholders’ equity	17,457	1,424,140

	$1,209,022	$2,899,732

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Statements of Loss
(U.S. dollars)

			Cumulative
			Amounts From
			Date of Inception
			(November 21,
	Year Ended	Year Ended	1985) through
	December 31,	December 31,	December 31,
	2005	2004	2005

General and administrative expense	$(1,018,343)	$(1,163,069)	$(8,636,431)
Asset impairment loss (Note 3, 10)	(682,687)	(345,766)	(29,576,045)
Adjustment to asset retirement obligation
on changes in cash flow estimates (Note 10)	262,265	-	262,265

Accretion expense	(7,515)	-	(7,515)
Gain on settlement of debt	-	-	136,627
Abandoned mineral interests	-	-	(277,251)
	(1,446,280)	(1,508,835)	(38,098,350)

Interest expense	(50,069)	(294,677)	(850,843)
Interest income	20,025	31,262	1,133,005
Net loss	$(1,476,324)	$(1,772,250)	$(37,816,188)

Net loss per share – basic and diluted	$(0.02)	$(0.03)

Weighted average shares outstanding	60,846,130	59,895,891

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Statements of Changes in Shareholders’ Equity
(Capital Deficit)
(U.S. dollars)

					Deficit	Total
				Additional	Accumulated	Shareholders’
From the Date of Inception (November	Common		Stock	Paid-in	During the	Equity (Capital
21, 1985) through December 31, 2005	Shares	Amount	Subscription	Capital	Exploration Stage	Deficit)

November 21, 1985
Issuance of common shares for cash	1,425,001	$141,313	$-	$-	$-	$141,313
Net loss for the year	-	-	-	-	(15,032)	(15,032)

Balance, May 31, 1986	1,425,001	141,313	-	-	(15,032)	126,281

Issuance of common shares for cash	550,000	256,971	-	-	-	256,971
Issuance of common shares for mineral
property	25,000	13,742	-	-	-	13,742
Net loss for the year	-	-	-	-	(58,907)	(58,907)

Balance, May 31, 1987	2,000,001	412,026	-	-	(73,939)	338,087

Issuance of common shares for cash	1,858,748	1,753,413	-	-	-	1,753,413
Net income for the year	-	-	-	-	38,739	38,739

Balance, May 31, 1988	3,858,749	2,165,439	-		(35,200)	2,130,239

Issuance of common shares for cash	1,328,750	1,814,133	-	-	-	1,814,133
Issuance of common shares for mineral
property	100,000	227,819	-	-	-	227,819
Net loss for the year	-	-	-	-	(202,160)	(202,160)

Balance, May 31, 1989	5,287,499	4,207,391	-	-	(237,360)	3,970,031

Issuance of common shares for cash	1,769,767	2,771,815	-	-	-	2,771,815
Issuance of common shares for mineral
property	8,875	14,855	-	-	-	14,855
Net loss for the year	-	-	-	-	(115,966)	(115,966)

Balance, May 31, 1990	7,066,141	6,994,061	-	-	(353,326)	6,640,735

Net income for the year	-	-	-	-	28,706	28,706

Balance, May 31, 1991	7,066,141	6,994,061	-	-	(324,620)	6,669,441

Net loss for the year	-	-	-	-	(157,931)	(157,931)

Balance, May 31, 1992	7,066,141	6,994,061	-	-	(482,551)	6,511,510

Net loss for the year	-	-	-	-	(285,391)	(285,391)

Balance, May 31, 1993	7,066,141	6,994,061	-	-	(767,942)	6,226,119

Issuance of common shares for cash	5,834,491	1,536,260	-	-	-	1,536,260
Share issuance costs	-	-	-	-	(18,160)	(18,160)
Issuance of common shares for mineral	128,493	23,795	-	-	-	23,795
property
Net loss for the year	-	-	-	-	(158,193)	(158,193)

Balance, May 31, 1994	13,029,125	8,554,116	-	-	(944,295)	7,609,821

Issuance of common shares for cash	648,900	182,866	-	-	-	182,866
Net loss for the year	-	-	-	-	(219,576)	(219,576)

Balance, May 31, 1995	13,678,025	8,736,982	-	-	(1,163,871)	7,573,111

Issuance of common shares for cash	2,349,160	2,023,268	-	-	-	2,023,268
Issuance of common shares for debt	506,215	662,282	-	-	-	662,282
Issuance of 5,500,000 special warrants	-	9,453,437	-	-	-	9,453,437
Special warrants issuance costs	-	-	-	-	(100,726)	(100,726)
Net loss for the year	-	-	-	-	(426,380)	(426,380)

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Statements of Changes in Shareholders’ Equity
(Capital Deficit)
(U.S. dollars)

					Deficit	Total
					Accumulated	Shareholders’
From the Date of Inception (November	Common		Stock	Additional	During the	Equity (Capital
21, 1985) through December 31, 2005	Shares	Amount	Subscription	Paid-in Capital	Exploration Stage	Deficit)

Balance, May 31, 1996	16,533,400	20,875,969	-	-	(1,690,977)	19,184,992

Issuance of common shares for cash	18,000	10,060	-	-	-	10,060
Issuance of common shares for special	5,500,000	-	-	-	-	-
warrants
Special warrants issuance costs	-	-	-	-	(123,806)	(123,806)
Net loss for the period	-	-	-	-	(348,948)	(348,948)

Balance, December 31, 1996	22,051,400	20,886,029	-	-	(2,163,731)	18,722,298
Issuance of common shares for cash	157,000	157,050	-	-	-	157,050
Issuance of 3,500,000 special warrants	-	5,287,315	-	-	-	5,287,315
Issuance of common shares for special	3,500,000	-	-	-	-	-
warrants
Options to non-employee directors	-	-	-	70,200	-	70,200
Special warrants issuance costs	-	-	-	-	(163,313)	(163,313)
Net loss for the year	-	-	-	-	(1,047,869)	(1,047,869)

Balance, December 31, 1997	25,708,400	26,330,394	-	70,200	(3,374,913)	23,025,681
Issuance of common shares upon	1,834,300	857,283	-	-	-	857,283
exercise of warrants
Issuance of common shares through
conversion of debt	2,017,941	1,000,000	-	-	-	1,000,000
Share issuance costs	-	-	-	-	(6,060)	(6,060)
Issuance of common shares for cash	5,236,000	2,439,753	-	-	-	2,439,753
Options and re-priced options to non-
employee directors	-	-	-	107,444	-	107,444
Net loss for the year	-	-	-	-	(971,595)	(971,595)

Balance, December 31, 1998	34,796,641	30,627,430	-	177,644	(4,352,568)	26,452,506

Issuance of 13,250,000 special warrants	-	3,350,915	-	-	-	3,350,915
Special warrants issuance costs	-		-	-	(166,620)	(166,620)
Issuance of common shares for
special warrants	13,250,000	-	-	-	-	-
Net loss for the year	-	-	-	-	(564,657)	(564,657)
Balance, December 31, 1999	48,046,641	33,978,345	-	177,644	(5,083,845)	29,072,144

Cumulative effect of change in	-	-	-	(177,644)	-	(177,644)
accounting for stock options
Stock subscription	-	-	200,000	-	-	200,000
Net loss for the year	-	-	-	-	(28,708,276)	(28,708,276)
Balance, December 31, 2000	48,046,641	33,978,345	200,000	-	(33,792,121)	386,224

Issuance of common shares through	406,250	65,000	-	-	-	65,000
conversion of debt
Issuance of common shares for	1,538,462	200,000	(200,000)	-	-	-
conversion of stock subscription
Share issuance costs	-	-	-	-	(3,337)	(3,337)
Net loss for the year	-	-	-	-	(262,059)	(262,059)
Balance, December 31, 2001	49,991,353	34,243,345	-	-	(34,057,517)	185,828

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Statements of Changes in Shareholders’ Equity
(Capital Deficit)
(U.S. dollars)

					Deficit	Total
				Additional	Accumulated	Shareholders’
From the Date of Inception (November	Common		Stock	Paid-in	During the	Equity (Capital
21, 1985) through December 31, 2005	Shares	Amount	Subscription	Capital	Exploration Stage	Deficit)

Issuance of common shares through	290,000	37,234	-	-	-	37,234
exercise of options
Issuance of common shares through	1,520,836	243,334	-	-	-	243,334
exercise of warrants
Stock option compensation	-	-	-	21,456	-	21,456
Share issuance costs	-	-	-	-	(4,216)	(4,216)
Net loss for the year	-	-	-	-	(347,603)	(347,603)

Balance, December 31, 2002	51,802,189	34,523,913	-	21,456	(34,409,336)	136,033

Issuance of common shares through	100,000	24,379	-	-	-	24,379
exercise of options
Equity component of convertible notes	-	-	-	375,000	-	375,000
Stock option compensation	-	-	-	127,326	-	127,326
Net loss for the year	-	-	-	-	(744,516)	(744,516)
Balance, December 31, 2003	51,902,189	34,548,292	-	523,782	(35,153,852)	(81,778)

Issuance of common shares for cash	8,000,000	3,036,282	-	-	-	3,036,282
Issuance of common shares for	978,260	225,000	-	-	-	225,000
convertible notes (Note 7)
Issuance of common shares through	200,000	55,861	-	-	-	55,861
exercise of options (Note 8)
Share issuance costs	-	-	-	-	(38,975)	(38,975)
Net loss for the year	-	-	-	-	(1,772,250)	(1,772,250)
Balance, December 31, 2004	61,080,449	37,865,435	-	523,782	(36,965,077)	1,424,140

Issuance of common shares through	110,000	21,049	-	-	-	21,049
exercise of options (Note 8)
Stock option compensation	-	-	-	48,592	-	48,592
Net loss for the year	-	-	-	-	(1,476,324)	(1,476,324)

Balance, December 31, 2005	61,190,449	$37,886,484	$-	$572,374	$(38,441,401)	$17,457

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Statements of Cash Flows
(U.S. dollars)

			Cumulative Amounts
			From Date of Inception
	Year Ended	Year Ended	(November 21, 1985)
	December 31,	December 31,	through December 31,
	2005	2004	2005
Operating activities			(Restated)*
Net loss	$(1,476,324)	$(1,772,250)	$(37,816,188)
Adjustments to reconcile net
loss to cash used in operating
activities:
Asset impairment loss	682,687	345,766	29,576,045
Abandoned mineral interests	-	-	277,251
Amortization and depreciation	19,927	12,187	437,362
Amortization of debt discount	-	196,000	375,000
Adjustment to asset retirement	(262,265)		(262,265)
obligation based on changes in
cash flow estimates
Accretion expense	7,515		7,515
Gain on disposition of
property and equipment	-	-	(10,032)
Stock option compensation
(Note 9)	48,592	-	197,374
Mineral property
expenditures	-	-	(22,395,449)
Changes in assets and liabilities:
Receivables	(5,211)	(15,464)	(25,543)
Prepaid expenses and other
current assets	2,969	217	(107,756)
Accounts payable and accrued
liabilities	52,130	10,129	140,878
Royalty and mining rights
payable	25,000	25,000	197,484

Cash used in operating activities	(904,980)	(1,198,415)	(29,408,324)

Investing activities:
Purchase of mineral properties	-	-	(5,268,409)
Deposits on mineral properties	-	-	(1,017,551)
Release (purchase) of reclamation
bond	389,807	(572,260)	(182,453)
Purchase of property and
equipment	-	-	(1,313,838)
Proceeds from sale of property
and equipment	-	-	47,153

Cash (used in) provided by	389,807	(572,260)	(7,735,098)
investing activities

Financing activities:
Borrowing under long-term debt	-	-	3,766,502
Payment of long-term debt	(106,407)	(43,008)	(1,342,033)
Proceeds from convertible debt	-	-	440,000

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

GOLDEN QUEEN MINING CO. LTD.
(an exploration stage company)
Consolidated Statements of Cash Flows
(U.S. dollars)

			Cumulative Amounts
			From Date of
	Year Ended	Year Ended	Inception (November
	December 31,	December 31,	21, 1985) through
	2005	2004	December 31, 2005
			(Restated)*
Issuance of common shares for cash	21,049	3,092,143	16,705,041
Share issuance costs	-	(38,975)	(625,213)
Issuance of special warrants	-	-	18,091,667
Issuance of common shares upon
exercise of warrants	-	-	857,283

Cash provided by (used in) financing
activities	(85,358)	3,010,160	37,893,247

Net change in cash and cash
equivalents	(600,531)	1,239,485	749,825

Cash and cash equivalents,
beginning balance	1,350,356	110,871	-

Cash and cash equivalents,
ending balance	$749,825	$1,350,356	$749,825

Supplemental disclosures of cash
flow information:

Cash paid during period for:
Interest	$71,636	$98,677	$1,135,889
Income taxes	$-	$-	$-

Non-cash financing and
investing activities:
Stock option compensation (Note 9)	$48,592	$-	$197,374
Exchange of notes for common
shares	$-	$-	$1,727,282
Exchange of note for future
royalty payments	$-	$-	$150,000
Common shares issued for mineral
property	$-	$-	$280,211
Mineral property acquired
through the issuance of long-
term debt	$-	$-	$1,084,833
Common shares issued upon
conversion of convertible debt
(Note 7)	$-	$225,000	$225,000
Asset retirement obligations	$(254,750)	$345,766	$91,016
* See Note 3

See Accompanying Summary of Accounting Policies and Notes to Consolidated Financial Statements.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Summary of Accounting Policies
(U.S. dollars)

Nature of Business. Golden Queen Mining Co. Ltd. (“Golden Queen” or the “Company”) is engaged in acquiring and maintaining gold mining properties for exploration, future development and production. The Company was formed on November 21, 1985. Since its inception, the Company has been in the exploration stage. Planned activities involve bringing to production a precious metals mine located in Kern County, California.

Principles of Consolidation. These consolidated financial statements include the accounts of Golden Queen, a British Columbia corporation, and its wholly-owned subsidiary, Golden Queen Mining Company, Inc. (the “Subsidiary”), a United States (State of California) corporation. The underlying value of the Company’s mineral properties is dependent on the existence and economic recovery of mineral reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability to obtain necessary financing to complete the development, and future profitable production or proceeds from the disposition thereof.

Generally Accepted Accounting Principles. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Differences from Canadian generally accepted accounting principles are disclosed in Note 13.

Cash and Cash Equivalents. For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment. Property and equipment are stated at the lower of cost or net realizable value. Depreciation is provided by the straight-line method over the estimated service lives of the respective assets, which range from 5 to 30 years, as follows:

Buildings	20 years
Furniture and Fixtures	5 years
Equipment	5 years
Automobiles	3 to 5 years
Rental Properties	30 years

Mineral Properties. Mineral properties includes the cost of advance minimum royalty payments, the cost of capitalized property leases, payments in shares, and the cost of property acquired either by cash payment or the issuance of term debt. Expenditures for exploration on specific properties with no proven reserves are written-off as incurred. Mineral property costs will be amortized against future revenues or charged to operations at the time the related property is determined to have an impairment in value.

Carrying value of mineral interests. The cost of acquiring mineral property interests is capitalized. Capitalized acquisition costs are expensed in the period in which it is determined that the mineral property has no future economic value. Capitalized amounts may also be written down if future cash flows, including potential sales proceeds related to the property are estimated to be less than the carrying value of the property. We review the carrying value of mineral property interests periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable, reductions in the carrying value of each property would be recorded to the extent the carrying value of the investment exceeds the property’s estimated fair value (Note 3).

Exploration and development expenditures. Exploration and development expenditures are expensed as incurred. Once a mineral reserve has been established, all development costs will be capitalized and charged to operations on a unit-of-production method based on estimated recoverable reserves.

Valuation of Long-lived Assets. Statement of Financial Accounting Standards ("SFAS") No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated undiscounted future cash flows attributable to such assets. It requires that those long-lived assets to be disposed of by sale are to

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Summary of Accounting Policies
(U.S. dollars)

be measured at the lower of carrying amount or fair value less cost of sale whether reported in continuing operations or in discontinued operations. In accordance with the provisions of SFAS No. 144, management of the Company reviews the carrying value of its mineral properties on a regular basis. Estimated undiscounted future cash flow from the mineral properties is compared with the current carrying value in order to determine if an impairment exists. Reductions to the carrying value, if necessary, are recorded to the extent the net book value of the property exceeds the estimate of future discounted cash flow or liquidation value.

Foreign Currency Translation. Golden Queen has adopted the United States dollar as its reporting currency for its financial statements prepared after May 21, 1996 as the United States dollar is the currency of the primary economic environment in which Golden Queen and the Subsidiary conduct business and is considered the appropriate functional currency for the Company’s operations. Balances held in Canadian dollars are re-measured into the functional currency in accordance with SFAS No. 52, “Foreign Currency Translation,” (“SFAS 52”). Assets and liabilities in foreign currencies are generally translated into dollars at the rates ruling at the balance sheet date. Revenues and expenses are translated at average rates for the year. Where amounts denominated in a foreign currency are converted into dollars by remittance or repayment, the realized exchange differences are included in other income. The exchange rates prevailing at December 31, 2005 and December 31, 2004 were $1.16 and $1.20, respectively stated in Canadian dollars per one U.S. dollar. The average rates of exchange during the years ended December 31, 2005 and December 31, 2004 were $1.21 and $1.30 respectively.

Net Loss Per Share. The Company computes and discloses earnings and loss per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS 128”), which requires dual presentation of basic earnings per share and diluted earnings per share on the face of all income statements presented for all entities with complex capital structures. Basic earnings per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible debt. Since the Company’s convertible debt, stock options and warrants are antidilutive for all periods presented, only basic earnings per share is presented. A total of 9,692,175 and 11,322,610 common shares were issuable pursuant to such stock options, warrants, and convertible debt at December 31, 2005 and 2004, respectively.

Asset Retirement Obligations: Effective January 1, 2003, the Company retroactively adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The obligation is measured initially at fair value using present value methodology, and the resulting costs capitalized into the carrying amount of the related asset. In subsequent periods, the liability will be adjusted for any changes in the amount or timing of the underlying future cash flows. Capitalized asset retirement costs are depreciated on the same basis as the related asset and the discount accretion of the liability is included in determining the results of operations.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been made by management in several areas including the recoverability of mineral properties. Actual results could differ from those estimates.

Fair Value of Financial Instruments. The carrying amount reported in the balance sheets for cash and cash equivalents, receivables, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The fair value of the reclamation bond and the long-term debt approximate carrying value because the stated interest rates reflect recent market conditions or because the rates are variable in nature. The fair value of the convertible notes is not practical to determine.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Summary of Accounting Policies
(U.S. dollars)

Stock Option Compensation. The Company has adopted the disclosure only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and has elected to continue to measure compensation cost for employees under Accounting Principles Board (“APB”) Opinion No. 25, including interpretations provided in Interpretation (“FIN”) No. 44. Generally, under APB No. 25 compensation expense is recognized for the difference between the market price of the underlying common stock and the exercise price of the stock options on the grant date. Effective from the date of the modification, the Company regularly remeasures compensation expense for the options where there has been a substantive change or modification to such options.

The Company has not adopted the fair value method of accounting under SFAS No. 148 for stock-based compensation to employees. Consequently, related pro forma information as required under SFAS No. 123 has been disclosed below in accordance with SFAS No. 148.

	Fore the year ended
	December 31
	2005	2004
Net loss, as reported	$(1,476,324)	$(1,772,250)
Deduct: Total stock-based employee compensation expense
determined under fair-value based method	(242,958)	-
Pro-forma net loss	$(1,719,282)	$(1,772,250)
Loss per share:
Basic and diluted – as reported	$(0.02)	$(0.03)
Basic and diluted – pro-forma	$(0.03)	$(0.03)

New Accounting Pronouncements.

During June 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Corrections. The new standard requires that entities which make a voluntary change in accounting principle apply that change retroactively to prior period financial statements, unless this would be impracticable. For changes in methods of depreciation, amortization or depletion for long-lived assets, the change must be accounted for prospectively, as a change in estimate. SFAS No. 154 is effective for the Company’s 2006 financial statements and is not expected to materially impact earnings.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued (“SFAS”) No. 123R (revised 2004), “Share-Based Payment.” SFAS No. 123(R) requires the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in its consolidated financial statements. In addition, SFAS No. 123(R) requires additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. For public entities that do not file as a small business issuer, SFAS No. 123(R) is effective for the first annual reporting period beginning after December 15, 2005.

The Company is assessing the effect the implementation of these standards will have on the Company’s financial statements.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

1. Financial Condition and Ability to Continue as a Going Concern.

The Company has had no revenues from operations since inception, and has a deficit of $38,441,401 accumulated during the exploration stage.

The Company has been negotiating payment schedules with all landowners, and has been negotiating the necessary financing to complete current development activities to exit the exploration stage.

Management plans to control current costs and does not anticipate requiring additional financing to fund Company activities over the next 12 months. In addition, management plans to secure equity and/or debt or joint venture financing to fund construction of the operating facility at the Soledad Property (“Soledad”) once the feasibility study has been concluded and a production decision has been made.

The ability of the Company to obtain financing for its ongoing activities and thus maintain solvency or to fund construction of the operation facility at Soledad, is dependent on equity market conditions, the market for precious metals, the willingness of other parties to lend the Company money or the ability to find a joint venture partner. While the Company has been successful at certain of these efforts in the past, there can be no assurance that current efforts will be successful. This raises substantial doubt about the Company’s ability to continue as a going concern.

These financial statements do not reflect the outcome of these uncertainties.

2. Property and Equipment.

Property and equipment consists of:
	December 31, 2005	December 31, 2004

Buildings	$26,360	$26,360

Furniture and fixtures	56,090	56,090

Automobiles	21,401	21,401

Rental properties	313,635	313,635

Property and equipment, gross	417,486	417,486

Less accumulated depreciation	(187,131)	(167,204)

Property and equipment, net	$230,355	$250,282

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

3. Mineral Properties.

The Company formerly capitalized amounts which were paid to acquire property rights and for professional services rendered in the exploration, drilling, sampling, engineering and other related technical, managerial and professional services toward the evaluation and development of its mining claims in the Mojave Mining District, Kern County, California. The Company’s investment in mineral properties consisted of the following:

	December 31, 2005	December 31, 2004

Exploration and development expenditures	$21,015,506	$21,015,506

Properties	4,113,738	4,113,738

Advance minimum royalty	2,387,574	2,387,574

Asset retirement obligations	345,766	345,766

Asset impairment loss	(27,862,584)	(27,179,897)

Total	$-	$682,687

In December 2005, the Company determined that it’s carrying value of mineral properties was impaired due to an inability to secure adequate financing which would allow the assets to be employed for their intended use. In 2005 the Company recorded a $682,687 (2004 – $345,766) asset impairment loss on mineral properties.

As at December 31, 2005, the Company had a reclamation bond with the County of Kern totaling $182,453 (2004 - $572,260). This deposit earns interest at 1.875% per annum and is not available for working capital purposes.

In years prior to 2004, the Company reported mineral property expenditures as investing cash flows on the Statement of Cash Flows. In 2005 the Company retroactively restated its Statement of Cash Flows to report these as operating cash flows. The effect on the cumulative amount from Date of Inception through December 31, 2004 on the Statement of Cash Flows has been restated as follows;

	As previously reported	As adjusted

Cash used in operating activities	$(6,107,895)	$(28,503,344)

Cash used in investing activities	(30,520,354)	(8,124,905)

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

4. Other Assets.

On April 1, 1995, the Company acquired, through the Subsidiary, an option to purchase all of the issued and outstanding shares of a privately held California corporation holding an interest in a previously uncontracted tract of land, which expanded the Soledad site. The option called for an initial non-refundable payment of $100,000 in exchange for access to the property to evaluate the presence of mineral reserves for a period of nine months. At the end of the nine-month period, the Company chose to exercise its option to purchase the shares of the corporation by making the initial purchase payment of $250,000. This was followed by a second payment of $500,000 on July 1, 1997. An additional $750,000 was due upon reaching sustained production or July 1, 1999, whichever came first. In June 1999, the Subsidiary and the private corporation amended the original agreement to allow for a one-year extension in exchange for $75,000 which was paid by the Subsidiary on June 30, 1999. The Company extended the amended agreement to July 2001 with another extension payment on July 7, 2000 of $75,000. These extension payments do not apply to the overall purchase price.

The Company anticipated its inability to make the extension payment scheduled for July 1, 2001, and on August 10, 2001, signed a second amendment to the original stock purchase agreement. This amendment suspends all terms and obligations of the Company as set forth in the original agreement and the first amendment. Further, the amendment requires the Company to recognize a liability of $35,000, on or before July 1, 2001, and on each successive anniversary date for up to five years. To extend the termination date of the agreement, $10,000 of the liability is to be paid in cash, and the balance of $25,000 is to be accrued, without interest, payment of which is deferred until the final stock purchase payment is made. Each July, beginning in 2001, the Company has made the required cash payments of $10,000, accrued the liability balances of $25,000, and extended the termination date of the agreement by one year, each year, with the current termination date of the agreement being July 1, 2006.

The Company has no legal obligation to continue making payment and cannot exercise its rights as a shareholder of the corporation until full payment under the option is made. Upon commencement of commercial production, if any, the Company would be required to pay a royalty of 1% of gross smelter returns for a period of up to 60 years, not to exceed $60,000,000.

5. Income Taxes.

The tax effects of the temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows:

	2005	2004

Net operating and capital losses	$7,722,900	$7,330,400
Property, plant and equipment	261,800	268,200
Mineral properties and deferred exploration costs	705,100	663,000
Asset retirement obligations	30,900	117,600
Undeducted financing costs	8,600	11,100
Valuation allowance	(8,729,300)	(8,390,300)

Deferred tax assets (liabilities)	$-	$-

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

5. Income Taxes. - Continued

The tax benefit of net operating losses carried forward and the associated valuation allowance were reduced by $110,500 (2004 - $1,319,000), representing the tax effect of losses which expired in the year.

The provision for income taxes differs from the amount established using the statutory income tax rate as follows:

	2005	2004

Income benefit at CDN statutory rate	$(503,700)	$(631,300)
Foreign income taxes at other than CDN statutory rate	800	13,700
Non-deductible stock option compensation	17,800	69,800
Effect of reduction in statutory rate	35,600	-
Increase in valuation allowance	449,500	547,800

Future income tax recovery	$-	$-

The Company’s future tax assets include approximately $Nil (2004 - $40,500) related to deductions for share issue costs in excess of amounts deducted for financial reporting purposes. If and when the valuation allowance related to these amounts is reversed, the Company will recognize this benefit as an adjustment to share capital as opposed to income tax expense in the Statement of Loss.

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is reflected in current income. As management of the Company does not currently believe that it is more likely than not that the Company will receive the benefit of this asset, a valuation allowance equal to the future tax asset has been established at both December 31, 2005 and December 31, 2004.

As at December 31, 2005, the Company had net operating loss carry-forwards available to reduce taxable income in future years as follows:

Country	Amount	Expiration Dates

United States - Federal	$19,880,000	2006 - 2024

Canada ($C)	$3,420,000	2006- 2015

These financial statements do not reflect the potential effect on future income taxes of the application of these losses.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

6. Long-Term Debt.

Long-term debt consists of the following:

	December 31, 2005	December 31, 2004
Note due to a corporation, payable in monthly
instalments of $9,275, including interest at prime
plus 2% estimated to mature in July 2011 and
collateralized by mineral property. *	$612,187	$718,594

Current maturities	63,147	30,222

Long-term debt, less current maturities	$549,040	$688,372

*

In June of 2000, an agreement effective September 30, 2000 was signed by the note holder which allowed for the deferment of principal and interest payments on the note in exchange for monthly payments of $4,000 over a period of three years or until the Company obtains production financing, whichever is sooner. These payments were reflected as interest expense in the financial statements. The Company continued making $4,000 per month payments through February 2004. In April 2004, the Company made a lump sum payment equal to four monthly payments on the original note plus late payment interest charges per the agreement, after which the Company was no longer in default in connection with its payments. In May 2004, the Company began making principal and interest payments of $9,275 per month according to the terms of the original agreement. The following schedule shows the maturity of the debts under the continuing agreement:

Year ending December 31,	Amount

2006	$63,147
2007	68,558
2008	74,433
2009	80,260
2010	86,543
Thereafter	239,246
$612,187

7. Convertible Notes.

In July 2003, the Company issued convertible promissory notes for aggregate proceeds of $375,000 to three independent parties. The notes are due on demand, bearing interest at the rate of 6.5% per annum and convertible into 1,630,435 units at a rate of $0.23. Each unit consists of one common share and one non-transferable detachable share purchase warrant entitling the holder to purchase one additional common share of the Company at an exercise price of $0.32, exercisable for two years. Interest has been and will be waived on conversion. In June 2004, 978,260 units with a $225,000 face value were converted into common shares, leaving 652,175 units outstanding at December 31, 2004 and 2005.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

7. Convertible Notes. - Continued

The Company calculated the fair value of the equity component feature of the convertible promissory notes based upon the fair value of the underlying securities. The fair value of the underlying securities was estimated on the date of commitment of the contractual obligation, using the Black-Scholes option-pricing model, with the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	181%
Risk-free interest rate	1.37%
Expected life of warrants	2 years

The equity component was amortized to interest expense on a straight-line basis over the original term of the convertible promissory notes. Included in operations for the year ended December 31, 2005 was $ Nil (2004 - $196,000) in interest expense related to the amortization of the equity component on the convertible promissory notes.

The convertible promissory notes are summarized as follows:

	Face		Carrying
	Amount	Discount	Value
Issuance in 2003	$375,000	$(375,000)	$-
Amortization of equity component	-	179,000	179,000
Balance, December 31, 2003	375,000	(196,000)	179,000
Amortization of equity component	-	196,000	196,000
Conversion of notes	(225,000)	-	(225,000)

Balance, December 31, 2005 and 2004	$150,000	$-	$150,000

8. Common Shares.

In February 2005 stock options were exercised and the Company issued 110,000 common shares at C$0.23 per share for proceeds of US$21,049 (C$ 25,258).

In January 2004, the Company entered into private placement agreements with 10 independent investors to issue an aggregate of 8,000,000 units at C$0.50 per unit for gross proceeds of US$3,036,282 (C$4,000,000). Each unit was comprised of one share and one share purchase warrant. Each warrant entitles the holder to purchase during a two year period one common share at a price of C$0.62 in the first year and C$0.75 in the second year.

In 2004, three shareholders exercised an aggregate of 200,000 options for common shares ranging from C$0.20 to C$0.50 per share for net proceeds of US$55,861 (C$68,750).

Subsequent to the year ended December 31, 2005 the Company entered into a private placement agreement with one independent investor to issue an aggregate of 7,200,000 units at C$0.50 per unit for gross proceeds of approximately US$3,000,000 (C$3,600,000). Each unit comprised of one share and one share purchase warrant. Each warrant entitles the holder to purchase during a two year period one common share at a price of C$0.60. The Company paid a finders’ fee of 2% or C$72,000

The following is a summary of warrant activity during the years ended December 31, 2005 and 2004:

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

8. Common Shares. - Continued

The following table summarizes information about warrants outstanding at December 31, 2005:

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	Shares	Price Range	Shares	Price Range
Warrants outstanding, beginning of year	8,978,260	C$0.38 – 0.60	-	-
Warrants granted	-		8,978,260	C$0.38-0.75
Warrants expired	(978,260)	C$0.38	-	-
Warrants outstanding, end of year	8,000,000	C$0.60*	8,978,260	C$0.38-0.75

		Average
	Number	Contractual Life	Average
Range of Prices	Outstanding	(Years)	Exercise Price
C$0.0.60	8,000,000	0.50	C$0.60*

*These warrants had an original exercise price of C$0.62 if exercised in the first year and C$0.75 if exercised in the second year with a two-year life to expire on January 27, 2006. Subsequent to December 31, 2005 the warrants were re-priced to C$0.60 and the expiry date extended to June 1, 2006.

9. Stock Option Plan.

Under its amended 1996 stock option plan, the Company may grant options to purchase up to 3,300,000 shares of common stock to officers, directors and employees. The exercise price for all stock options is the closing price of the Company’s common shares in Canadian dollars as traded on the Toronto Stock Exchange on the date of grant. Options issued to directors vest immediately. For all other options, the right to exercise vests over a two year period in equal increments on the date of grant and on each of the first two anniversaries of such date. All stock options granted and outstanding as at December 31, 2005 expire at a date determined by the Company’s Board of Directors, not exceeding five years from the date of grant, or after 39 months from the date of grant if not specified.

On February 1, 2005 stock options to purchase up to 1,200,000 share at C$0.35 per share were granted to four directors.

The following is a summary of stock option activity during the years ended December 31, 2005 and 2004:

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	Shares	Price Range	Shares	Price Range
Options outstanding, beginning of year	1,040,000	C$0.13-0.55	1,540,000	C$0.13-0.55
Options granted	1,200,000	C$0.35	-	-
Options exercised	(110,000)	C$0.23	(200,000)	C$0.20-0.50
Options expired / cancelled	(90,000)	C$0.13	(300,000)	C$0.50
Options outstanding, end of year	2,040,000	C$0.35-0.55	1,040,000	C$0.13-0.55
Options exercisable	2,040,000	C$0.35-0.55	1,040,000	C$0.13-0.55

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

9. Stock Option Plan. - Continued

The following table summarizes information about stock options outstanding at December 31, 2005:

		Weighted-	Weighted-
	Number	Average	Average
Range of Prices	Outstanding	Contractual Life	Exercise Price
		(Years)
C$0.35	1,200,000	4.09	C$0.35
C$0.50	290,000	1.35	C$0.50
C$0.55	550,000.10		C$0.55*
	2,040,000	2.65	C$0.43

* Subsequent to the year ended December 31, 2005 these options expired unexercised.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2005: no dividend yield and weighted average expected option life of 5 years; expected weighted average volatility of 130%; and weighted average risk-free interest rate of 3.95% . No stock options were granted by the Company during 2004.

Based on the above assumptions, the fair value all options issued during 2005 was US$291,550 (C$0.29 per share). During 2005, the Company, using the Black-Scholes option-pricing model with the above-noted assumptions estimated the fair value of 200,000 (2004 – Nil) stock options granted for non-director services as $48,592 (2004 - $Nil) which was recognized as compensation expense in the Consolidated Statement of Loss.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

10. Asset Retirement Obligations

During 2005, the Company received additional information regarding the required reclamation and clean-up activities and decreased its estimated asset retirement costs by approximately $215,000. During 2004, the Company received additional information regarding the required reclamation and clean-up activities and increased its estimated costs by approximately $399,000, which is expected to be incurred evenly over 3 years commencing when production is completed and Soledad is closed. This change in estimate resulted in the recognition of additional asset retirement obligations and a corresponding capitalization to the resource property as at December 31, 2004 of $345,766, being the discounted present value of the estimated reclamation costs. At the end of the year, the Company evaluated the future recoverability of its resource property and wrote down the carrying amount of the resource property by the full amount of the additional asset retirement obligations of $345,766 Actual results could materially differ from these estimates.

The Company estimated its asset retirement obligation based on its understanding of the requirements to reclaim, and clean up its mine site. The Company estimated that annual payments of approximately $61,000 (2004 - $133,000) for a period of 3 years for a total of approximately $183,000 (2004 - $399,000) commencing in 2017 would be required to complete the retirement obligations. In determining the estimated initial present value of the obligation, a discount factor of 9.0% (2004 – 4.75%) (the credit-adjusted risk-free rate), and an inflation rate of 3.0% (2004 – 3.0%) were used. The asset portion of the retirement obligation was written off in 2004. The asset retirement obligation accrual required management to make significant estimates and assumptions. Actual results could materially differ from these estimates. The liability for accrued asset retirement obligations is comprised as follows:

	December 31, 2005	December 31, 2004
Beginning of the year	$345,766	$-
Recognition of new obligation	-	345,766
Change in cash flow estimates	(262,265)	-
Accretion expense	7,515	-
End of the year	$91,016	$345,766

11. Commitments and Contingencies.

The Company has acquired a number of properties outright and has acquired exclusive rights to explore, develop and mine Soledad under various agreements with landowners.

Agreements are typically subject to sliding scale royalties on net smelter returns and these range from 1 % to 7.5%.

The Company has agreed to issue 100,000 common shares upon commencement of commercial production on Soledad in connection with certain property acquisitions.

In October 2000, the Company ceased making property payments and advance, minimum royalty payments after successfully concluding moratorium agreements with a number of the landowners. The moratorium agreements typically had a term of three years and these have now expired. After the expiration of the moratorium agreements the Company reached an agreement with a landowner and is making lease payments of $10,000 per year to this landowner. The Company is also making advance minimum royalty payments of $100,000 per year to another landowner and these advance payments will be applied against any future production royalties. The Company did not make the advance, minimum royalty payment of $100,000 to the landowner in 2005. The Company is technically in default of certain mineral property agreements but is not currently in litigation with any landowner.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

11. Commitments and Contingencies. - Continued

The Company will continue to work with its landowners in 2006. While the Company has successfully reached agreement with its landowners in the past, there can be no assurance that such agreement will continue into the future.

In 2004, the Company entered into an agreement with the President of the Company to issue 300,000 bonus shares upon the completion of certain milestones. Upon receipt by the Company of a bankable feasibility study and the decision to place Soledad into commercial production, a bonus of 150,000 common shares is to be issued. Upon commencement of commercial production on Soledad, a bonus of 150,000 common shares is to be issued. As at December 31, 2005, the milestones had not been reached and no accrual was made in connection with these arrangements.

12. Related Party Transactions.

For the year ended December 31, 2005, $110,000 (2004 - $82,600) was paid to Mr. H. L. Klingmann for services as President of the Company, and $6,200 (2004 - $5,800) was paid to Mr. Chester Shynkaryk for consulting services to the Company. No other compensation was paid or given during the year for services rendered by the directors in such capacity, and no additional amounts were payable at year-end under any standard arrangements for committee participation or special assignments.

For the year ended December 31, 2005, $7,200 (2004 - $6,600) was owed and included in accounts payable to Mr. H.L. Klingmann for services as President of the Company.

The above noted transactions were in the normal course of operations, and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

13. Canadian GAAP Reconciliation

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which differ in certain respects from the principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The major measurement differences between the U.S. and Canadian GAAP and their effects on the consolidated financial statements are provided below.

The amounts in the consolidated statement of loss that differ significantly from those reported under U.S. GAAP are as follows:

	2005	2004

Net loss per US GAAP	$(1,476,324)	$(1,772,250)
Adjustments related to:
Asset retirement obligation (b)	-	345,766
Accretion expense (b)	-	(16,073)
Stock option compensation (a)	(242,958)	-

Net loss per Canadian GAAP	$(1,719,282)	$(1,442,557)

Loss per share per Canadian GAAP
Basic and diluted	$(0.03)	$(0.02)

Shareholders’ equity per US and Canadian GAAP	$17,457	$1,424,140

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

13. Canadian GAAP Reconciliation – Continued

(a) Stock option compensation

The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) and as permitted under SFAS 123, applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations in accounting for its stock option plans. SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123, requires disclosure of pro forma amounts to reflect the impact if the Company had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans and employee stock purchase plans as disclosed in Note 9.

Under Canadian GAAP, the Canadian Institute of Chartered Accountants (“CICA”) Section 3870 (“CICA 3870”), issued in December 2001, established standards for the recognition, measurement and disclosure of stock-based compensation, and other stock-based payments. Under the provisions of CICA 3870, prior to January 1, 2004, companies could either measure the compensation cost of equity instruments issued under employee compensation after January 1, 2002 plans using a fair value-based method or could recognize compensation cost using another method, such as the intrinsic value-based method. However, if another method was applied, pro forma disclosure of net income or loss and earnings or loss per share was required in the financial statements as if the fair value-based method had been applied. Effective January 1, 2004, CICA 3870 requires that all stock-based compensation be measured and expensed using a fair value-based methodology.

For the year ended December 31, 2005, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions as outlined in Note 9. During 2005, the Company, using the Black-Scholes option-pricing model with assumptions as outlined in Note 9 estimated the fair value of 1,000,000 (2004 –Nil) stock options granted for director services as $242,958 (2004 - $Nil) which would have been recognized as compensation expense in the Consolidated Statement of Loss under Canadian GAAP. .As there were no stock options granted during fiscal year 2004, no compensation expense was recorded in the year under both US and Canadian GAAP.

(b) Asset retirement obligation

The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” as at January 1, 2003. At that time, the Company estimated that the costs of the reclamation of the Soledad property would be nominal As a result, no asset retirement liability was accrued as at December 31, 2003. During 2004, the Company received additional information regarding the required reclamation and clean-up activities and increased their estimated costs by approximately $399,000 and recorded additional asset retirement obligations in 2004 as a result of this change in estimate in accordance with SFAS No. 143. At the end of the year, the Company evaluated the future recoverability of its resource property and wrote down the carrying amount of the resource property by the full amount of the additional asset retirement obligations of $345,766.

Under Canadian GAAP, effective January 1, 2004, the Company retroactively adopted CICA 3110, “Asset Retirement Obligations”. The Company retroactively recorded the fair value of an asset retirement obligation as a liability in the period in which it incurred a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets.

GOLDEN QUEEN MINING CO. LTD
(an exploration stage company)
Notes to Consolidated Financial Statements
(U.S. dollars)

13. Canadian GAAP Reconciliation – Continued

(b) Asset retirement obligation - Continued

The obligation was initially measured at fair value using present value methodology, and the resulting costs capitalized into the carrying amount of the related asset. In recording the estimated initial present value of the obligations, the Company used a discount factor of 4.875% (the credit-adjusted risk-free rate). The Company’s retirement obligations related to Soledad were incurred when the Company initially commenced exploration in 1988. Accordingly, the asset retirement obligations and the related asset would have been initially recorded at its fair value in 1998 and recorded an annual accretion of interest on the liability. In 2000, at the same time that the Company recorded an impairment reserve on the property, the asset portion of the retirement obligations was also written-off.

The effect of the retroactive restatement under Canadian GAAP was to increase the net loss for 2003 by $13,286, and to increase liabilities and accumulated deficit at December 31, 2003 by $329,693, shown for comparative purposes.

During 2005 the asset retirement obligation was adjusted for a change in estimated cash flows (Note 10). The resulting difference resulted in an adjustment to the asset retirement obligation. No GAAP difference was created based on this change.

14. Comparative Figures

Certain financial statement line items from prior years have been reclassified to conform with the current year's presentation. These reclassifications had no effect on the net loss and accumulated deficit as previously reported.

[OUTSIDE BACK COVER PAGE]

PROSPECTUS

GOLDEN QUEEN MINING CO. LTD.

22,400,000 SHARES OF
COMMON SHARES TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until _____, 2006 (90 days after the date of this prospectus), all dealers that effect transactions in these common shares may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS MAY 12, 2006

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by the provisions of the British Columbia Business Corporations Act, we may indemnify our directors and officers or former directors or officers against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her) in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Golden Queen, if he acted honestly and in good faith with a view to the best interest of the company and in the case of a criminal or administrative action or proceeding if he or she had reasonable grounds for believing his or her conduct was lawful. The Business Corporations Act also provides for mandatory payment of expenses by Golden Queen in certain circumstances.

The Business Corporations Act permits us to indemnify our directors without court approval, and may also require re-imbursement of expenses in certain cases for claims that are successfully defended. We may also advance defence costs in certain cases. The Business Corporations Act also allows us to purchase and maintain insurance for the benefit of our directors and officers.

Our corporate articles provide that, subject to the provisions of the Business Corporations Act, we must indemnify our directors, former directors or alternate directors and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

The effect of these provisions is potentially to indemnify Golden Queen’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Golden Queen.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table, exclusive of selling agent commissions and expenses:

Item	Amount (US$)
SEC Registration Fee	1,893.47
EDGAR Filing Expenses	900.00
Transfer Agent Fees	400.00
Legal Fees	25,000.00
Accounting Fees	10,000.00
Printing Costs	2,000.00
Miscellaneous	500.00
Total	$40,693.47

We will pay all the costs associated with the registration and sale of our common shares offered by selling shareholders.

RECENT SALE OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following securities without registration.

1

On April 19, 2006 we issued 978,260 common shares to two purchasers on exercise by them of previously issued warrants. The expiry date of the warrants was originally July 1, 2005, however we extended the expiry date to July 1, 2006. The warrants were exercised at a priced of $0.32 per common share for gross proceeds to the company of $313,043.20. The shares were issued pursuant to Rule 506 of Regulation D under the U.S. Securities Act of 1933. The common shares are subject to restrictions on resale pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933.

On January 31, 2006, we issued 7,200,000 units to one purchaser at a price of CAD$0.50 per unit for gross proceeds of CAD$3,600,000. Each unit is comprised of one common share and one non-transferable share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share of Golden Queen for a two year term at an exercise price of C$0.60. The units were issued pursuant to Regulation S under the U.S. Securities Act of 1933. The common shares and warrants are subject to restrictions on resale pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933.

In January 2004, we issued 8,000,000 units to 10 placees at a price of CAD$0.50 per unit for gross proceeds of CAD$4,000,000. Each unit is comprised of one common share and one non-transferable share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share of Golden Queen for a two year term at an exercise price of C$0.62 in the first year and C$0.75 in the second year. The units were issued pursuant to Rule 506 of Regulation D under the U.S. Securities Act of 1933. The common shares and warrants are subject to restrictions on resale pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933.

On July 8, 2003, we issued convertible promissory notes to three investors for proceeds of $375,000. The convertible promissory notes are due on demand made on or after July 9, 2004 and bear interest at the rate of 6.5 per cent per annum payable on demand. The notes are convertible into 1,630,435 units each consisting of one common share and one non-transferable detachable share purchase warrant entitling the holder to purchase one additional common share of the issuer at an exercise price of $0.32 per share exerciseable for a period of two years. Interest will be waived on conversion. A total of $225,000 of the notes were subsequently converted into units. The notes and any units issued on conversion of the notes were issued pursuant to Rule 506 of Regulation D under the U.S. Securities Act of 1933. The notes, and the common shares and warrants underlying the notes, are subject to restrictions on resale pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933.

EXHIBITS

The following exhibits are attached to this registration statement:

Exhibit	Description of Exhibit	Manner of Filing
No.

3.1	Notice of Articles	Filed herewith

3.2	Articles	Incorporated by reference to Exhibit 3.1 to the Form 10-SB of the Company, filed with the SEC on November 21, 1996 and amendments thereto (the “Form 10-SB”)

5.1	Opinion of Morton & Company	Filed herewith

10.1	Lease dated October 20, 1994 between the Subsidiary and William J. Warner with respect to certain property within the project area.	Incorporated by reference to Exhibit 10.5 to the Form 10-SB

2

10.2	Lease dated September 19, 1994 between the Subsidiary and Western Centennials, Inc., with respect to certain property within the project area.	Incorporated by reference to Exhibit 10.6 to the Form 10-SB

10.3

Stock option purchase agreement dated April 1, 1995 between the Subsidiary and Grace W. Meehl, Madge W. Wolff, Stephen G. Wegmann, Michael L. Wegmann, John G. Hodgson, Virginia L. Sigl, Patrick L. Wolff and George P. Wolff with respect to the acquisition by the Subsidiary of an option to purchase all of the outstanding shares of KWC.

Incorporated by reference to Exhibit 10.8 to the Form 10-SB

10.4	Purchase agreement dated March 29, 1996 between the Subsidiary and the Meehl Family Trust and others with respect to the acquisition by the Subsidiary of certain property within the project area.	Incorporated by reference to Exhibit 10.10 to the Form 10-SB

10.5

Mineral exploration agreement and option to lease or purchase dated January 25, 1996 between the Soledad-Mojave Mining Syndicate and the Subsidiary with respect to the potential acquisition by the Subsidiary of 129.5 hectares of fee land within the project area.

Incorporated by reference to Exhibit 10.11 to the Form 10-SB

10.6

Purchase agreement dated August 1, 1996 between the Subsidiary and Southwestern Refining Corporation with respect to the acquisition by the Subsidiary of certain property and mill tailings within the project area.

Incorporated by reference to Exhibit 10.12 to the Form 10-SB

10.7	Stock option plan of the registrant, as amended.	Incorporated by reference to Exhibit 10.13 to the Form 10-SB

10.8	Forms of debentures issued by the registrant to Landon T. Clay Charitable Lead Trust II and Landon T. Clay Charitable Lead Trust dated November 30, 1983.	Incorporated by reference to Exhibit 10.15 to the Form 10-SB

21.1	Subsidiaries of the Registrant.	Incorporated by reference to Exhibit 24.0 to the Form 10-SB

23.1	Consent of counsel (see Exhibit 5.1)	Filed herewith

23.2	Consent of Independent Accountant	Filed herewith

23.3	Consent of Peter I. Clarke, Principal Mining Engineer of SRK Consulting.	Filed herewith

23.4	Consent of Fred Fest (Mintec, Inc.)	Filed herewith

23.5	Consent of Larry B. Smith, Manager, Amec Mining and Metals Consulting	Filed herewith

24.1	Power of Attorney	Included on signature page

3

UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

1.	To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

	(iii)	Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.

For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on the 12th day of May, 2006.

GOLDEN QUEEN MINING CO. LTD.
(Registrant)
	By:	/s/ H. Lutz Klingmann
H. Lutz Klingmann
President and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lutz Klingmann, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of Golden Queen Mining Co. Ltd., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ H. Lutz Klingmann	Director, President	May 12, 2006
H. Lutz Klingmann

/s/ Edward Thompson	Director	May 12, 2006
Edward Thompson

/s/ Chester Shynkaryk	Director	May 12, 2006
Chester Shynkaryk

/s/ Gordon Gutrath	Director	May 12, 2006
Gordon Gutrath